UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

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Titan International, Inc.
1525 Kautz Road, Suite 600 West Chicago, Illinois 60185
______________________ ______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: June 10, 2021
To Titan Stockholders:

The Annual Meeting of Stockholders (the Annual Meeting) of Titan International, Inc., a Delaware corporation (Titan or the Company), will be conducted on Thursday, June 10, 2021, at 10:00 a.m. Central Daylight Time, via the internet through a virtual web conference at www.virtualshareholdermeeting.com/TWI2021, to consider and act upon the following matters:

1)Election of Richard M. Cashin Jr., Gary L. Cowger, Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr. and Laura K. Thompson as directors to serve for one-year terms and until their successors are elected and qualified;
2)Ratification of the selection of Grant Thornton LLP by the Board of Directors as the independent registered public accounting firm to audit the Company's financial statements for the year ending December 31, 2021;
3)Approval, in a non-binding advisory vote, of the 2020 compensation paid to the Company's named executive officers;
4)Approval of the Titan International, Inc. Equity and Incentive Compensation Plan,
and

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Titan's Board of Directors has fixed the close of business on April 13, 2021, as the "record date." Only those stockholders whose names appear as holders of record of Titan common stock at the Company's close of business on April 13, 2021, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A copy of Titan's Annual Report, including its Form 10-K, for the year ended December 31, 2020, is being made available concurrently with the accompanying Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to participate in the meeting, every stockholder's vote is important. Stockholders can help the Company avoid unnecessary costs and delay by voting your shares as soon as possible. Stockholders of record may vote over the internet or by telephone, following the instructions in the Notice of Internet Availability of Proxy Materials that you received in the mail and the Proxy Statement, or, if you requested to receive printed proxy materials by mail, by completing, signing, dating and promptly returning your proxy card in the return envelope, which requires no postage if mailed in the United States. If you vote by telephone or internet, you do not need to mail back a proxy card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Notice of Internet Availability of Proxy Materials you received in the mail. Please note that if your shares are held by a broker or other intermediary and you wish to vote at the Annual Meeting, you must obtain a legal proxy from that record holder. The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
West Chicago, Illinois	Michael G. Troyanovich
April 30, 2021	Secretary and General Counsel

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date: June 10, 2021

GENERAL MATTERS
This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (Titan or the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board of Directors) for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held on June 10, 2021, at 10:00 a.m. Central Daylight Time via the internet through a virtual web conference at www.virtualshareholdermeeting.com/TWI2021, and at any adjournment or postponement of that meeting. The Company is commencing mailing of the Notice of Internet Availability of Proxy Materials, in lieu of a paper copy of this Proxy Statement, to its stockholders on or about April 30, 2021. In accordance with rules adopted by the Securities and Exchange Commission (the SEC), the Company may furnish proxy materials, including this Proxy Statement and its Annual Report, to its stockholders by providing access to such documents on the internet instead of mailing printed copies. The Company has elected to provide its stockholders access to the Company’s proxy materials over the internet; accordingly, most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was previously mailed to the Company’s stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy, including by telephone or over the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability of Proxy Materials. Although the Company's Annual Report to Stockholders, including its Form 10-K, for the year ended December 31, 2020, has been made available to Titan stockholders in connection with the solicitation of proxies by the Board of Directors, it is not incorporated by reference into this Proxy Statement and shall not be deemed to be proxy soliciting material. In this Proxy Statement, unless the context requires otherwise, references to “we,” “our,” or “us” refer to Titan.

VOTING PROCEDURES

Qualifications to Vote
Only holders of shares of common stock of the Company (Common Stock) at the close of business on April 13, 2021 (the Record Date) will be entitled to receive notice of, and vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock held on the Record Date include shares that are held directly in the name of a holder of Common Stock (the Common Stockholders) as the registered stockholder of record on the Record Date and those shares of which the Common Stockholder is the beneficial owner on the Record Date and which are held through a broker, bank, or other institution, as nominee, on the Common Stockholder’s behalf (sometimes referred to as being held in “street name”), that is considered the stockholder of record of those shares.

Shares Entitled to Vote
On the Record Date, there were 61,621,745 shares of Common Stock outstanding, and there were no other outstanding classes of stock that will be entitled to vote at the Annual Meeting.

Votes per Share
Common Stockholders are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Proposals Requiring Vote; Board Recommendation
Common Stockholders are being asked to consider and vote upon the following matters:
Proposal #1: Election of Richard M. Cashin Jr., Gary L. Cowger, Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr. and Laura K. Thompson as directors to serve for one-year terms and until their successors are elected and qualified;

Proposal #2: Ratification of the selection of Grant Thornton LLP by the Board of Directors as the independent registered public accounting firm to audit the Company's financial statements for the year ending December 31, 2021;
Proposal #3: Approval, in a non-binding advisory vote, of the compensation paid to the Company's named executive officers; and
Proposal #4: Approval of the Titan International, Inc. Equity and Incentive Compensation Plan,
and such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors unanimously recommends that you vote FOR each of the nominees named in Proposal #1 and FOR each of Proposals #2, #3 and #4.

Time and Place; Directions; Attending the Annual Meeting
The Annual Meeting of Stockholders of Titan will be held on Thursday, June 10, 2021, at 10:00 a.m. Central Daylight Time, via the internet through a virtual web conference at www.virtualshareholdermeeting.com/TWI2021.

Voting by Stockholders of Record; Submitting Your Proxy
Common Stockholders are asked to vote their shares as promptly as possible. Common Stockholders of record on the Record Date are entitled to cast their votes in person at the Annual Meeting, by telephone or over the internet, as described in the instructions in the Notice of Internet Availability of Proxy Materials and these materials. If you requested to receive printed proxy materials by mail, you may also vote by completing, signing, dating and promptly returning your proxy card in the return envelope according to the instructions on the proxy card. If you submit your vote by telephone or internet, you do not need to mail back a proxy card.

All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting that are not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such proxies will be voted FOR each of the nominees named in Proposal #1 and FOR each of Proposals #2, #3 and #4 and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting. The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Voting by Beneficial Owners of Common Stock
If your shares are held in “street name,” your broker or other institution serving as nominee will send you a request for directions for voting those shares. Many brokers, banks, and other institutions serving as nominees (but not all) participate in a program that offers internet voting options and may provide you with a Notice of Internet Availability of Proxy Materials. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials online or to request a paper or email copy of our proxy materials. If you received these proxy materials in paper form, the materials included a voting instruction card so you can instruct your broker or other nominee how to vote your shares. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a legal proxy from the organization that holds your shares giving you the right to vote your shares at the Annual Meeting.

For a discussion of rules regarding the voting of shares held by beneficial owners when you do not give voting instructions to your broker, please see “Broker Non-Votes” below.

Broker Non-Votes
Under the rules of the New York Stock Exchange (NYSE), member brokers that hold shares in “street name” for their customers that are the beneficial owners of those shares only have the authority to vote on certain “routine” items in the event that they have not received instructions from beneficial owners. Under NYSE rules, when a proposal is not a “routine” matter and a member broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm may not vote the shares on that proposal because it does not have discretionary authority to vote those shares on that matter. A “broker non-vote” is submitted when a broker returns a proxy card and indicates that, with respect to particular matters, it is not voting a specified number of shares on those matters, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have discretionary authority to vote those shares on such matters. The shares of Common Stock as to which “broker non-votes” are submitted are not entitled to vote at the Annual Meeting with respect to the matters to which the “broker non-votes” apply. However, such shares will be included for purposes of determining whether a quorum is present at the Annual Meeting.

Quorum for Annual Meeting
There must be a quorum for the Annual Meeting to be held. The presence, in person or represented by proxy, of Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are counted as present in determining whether or not there is a quorum. If a quorum is not present at the time the Annual Meeting is convened, Common Stockholders representing a majority of the shares of Common Stock present, in person or represented by proxy, may adjourn the Annual Meeting.

Vote Required to Approve Proposals
Proposal #1: Election of each of Mr. Cashin, Mr. Cowger, Mr. Guinn, Dr. Rachesky, Mr. Reitz, Mr. Soave, Mr. Taylor and Ms. Thompson as directors requires the affirmative vote of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.
Proposal #2: Ratification of the selection of the independent registered public accounting firm of Grant Thornton LLP requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.
Proposal #3:    Approval, in a non-binding advisory vote, of named executive officer compensation requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Although the advisory vote on compensation paid to the Company's named executive officers is non-binding, the Board of Directors will review the result of the vote and will take it into account in making a determination concerning executive compensation in the future.

Proposal #4: Approval of the Titan International, Inc. Equity and Incentive Compensation Plan requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the plan proposal.

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved and, as a result, are equivalent to votes against Proposal #2, Proposal #3 and Proposal #4. There will be no abstentions on Proposal #1. Brokers that do not receive instructions with respect to Proposal #1, Proposal #3 and Proposal #4 from their customers will not be entitled to vote on that proposal as each of such proposals is considered a “non-routine” matter; any such broker non-votes will not have any impact on the outcome of Proposal #1, Proposal #3 and Proposal #4. However, such shares representing the broker non-votes will be treated as shares present for purposes of determining whether a quorum is present. Because Proposal #2 is considered a “routine” matter, brokers have discretionary authority to vote on Proposal #2 in the absence of timely instructions from their customers. As a result, there will be no broker non-votes with respect to Proposal #2.

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation (which must be received before the start of the Annual Meeting), submitting a new proxy bearing a later date by following the instructions provided in the Notice of Internet Availability of Proxy Materials or the proxy card (which must be received before the start of the Annual Meeting) or voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael G. Troyanovich, Secretary and General Counsel of Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois 60185. If you are a beneficial owner, you may revoke your proxy and change your vote at any time before the Annual Meeting by: (i) submitting new voting instructions to your broker or other intermediary; or (ii) if you have obtained a legal proxy from your broker or other intermediary, by attending the Annual Meeting and voting in person by written ballot.

Company's Transfer Agent
Computershare Trust Company, N.A.
Mailing address:                Physical address:
P.O. Box 505000                462 South 4th Street, Suite 1600
Louisville, KY 40233            Louisville, KY 40202

Stockholder Information: (877) 237-6882    Agent website: www.computershare.com/investor

Common Stock Data
The Common Stock is listed and traded on the New York Stock Exchange under the symbol "TWI."

Vote Tabulation
Broadridge Investor Communication Services will be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results by filing a Current Report on Form 8-K with the SEC.

Please Vote
Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please vote your shares as promptly as possible in accordance with the instructions in the Notice of Internet Availability of Proxy Materials and these materials. Common Stockholders of record on the record date are entitled to cast their votes in person at the Annual Meeting, by telephone or over the Internet, as described in the instructions in the Notice of Internet Availability of Proxy Materials and these materials. If you requested to receive printed proxy materials by mail, you may also vote by completing, signing, dating and promptly returning your proxy card in the return envelope provided to you, which requires no postage if mailed in the United States.

Proxy Notice
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be held on June 10, 2021.

The Notice of Internet Availability of Proxy Materials, the Proxy Statement and the Company's Annual Report to Stockholders, including its Form 10-K, for the year ended December 31, 2020, are available at the Company's website, www.ir.titan-intl.com/financials/sec-filings, www.ir.titan-intl.com/financials/annual-and-proxy-reports, and www.proxyvote.com.

PROPOSAL #1 - Election of Directors

The Board of Directors recommends that stockholders vote FOR the election of each of Richard M. Cashin Jr., Gary L. Cowger, Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr. and Laura K. Thompson as Directors to serve until the 2021 Annual Meeting of Stockholders.

The Board of Directors currently consists of eight directors with each of the directors elected annually to serve until the next annual meeting of stockholders, and until such director's successor is elected and qualified. The Board of Directors has determined that, with the exception of the Chairman of the Board (Mr. Taylor) and Paul G. Reitz, each of Richard M. Cashin Jr., Gary L. Cowger, Max A. Guinn, Mark H. Rachesky, MD, Anthony L. Soave and Laura K. Thompson meets the independence requirements for directors set forth in the NYSE listing standards.

The Nominating Committee of the Board of Directors (the Nominating Committee) recommended to the Board of Directors the nomination of, and the Board of Directors is nominating, each of Richard M. Cashin Jr., Gary L. Cowger, Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr. and Laura K. Thompson at the Annual Meeting for election as a director to serve until the 2021 Annual Meeting of Stockholders and until a successor is elected and qualified. Each of the nominees is currently a director serving on the Board of Directors and has consented to serve as a director if elected.

In the unexpected event that any nominee for director becomes unable or declines to serve before the Annual Meeting, it is intended that shares represented by proxies that are properly submitted will be voted for such substitute nominee as may be appointed by the Company's existing Board of Directors, as recommended by the Nominating Committee. The following is a brief description of the business experience of each of the nominees for at least the past five years.

Nominees
Richard M. Cashin Jr.
Richard (Dick) Cashin is President of OEP Capital Advisors LP (OEP), which currently manages $5 billion of investments and commitments on behalf of over 100 individual and institutional investors. OEP is an independent investment advisor, the former private equity investment arm of JP Morgan Chase (JPM), having completed a spin-out from JPM in January 2015. OEP and its predecessors have invested nearly $13 billion in over 85 investments.

During his fourteen-year tenure with JPM, Mr. Cashin was the Managing Partner of OEP. Prior to that, Mr. Cashin was Managing Partner of Cashin Capital Partners (April 2000-April 2001) and President of Citigroup Venture Capital, Ltd. (1980-2000, became President in 1994). Dick serves on the Board of Tenax Aerospace. He is a Trustee of the American University in Cairo, Boys Club of New York, Brooklyn Museum, Central Park Conservancy, Jazz at Lincoln Center, National Rowing Foundation, and Newport Festivals Foundation. He is active in inner-city educational initiatives, Harvard fundraising and has served as Co-Chairman of his Harvard class for over 40 years.

Mr. Cashin, who is 68 years old, became a director of the Company in 1994. Mr. Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations that enhances the Board of Directors' overall qualifications. Mr. Cashin's experience with large mergers and acquisitions especially contributes to Titan's overall long-range plan.

Gary L. Cowger
Mr. Cowger is the chairman and CEO of GLC Ventures, LLC, a management consultancy on business, manufacturing and technology strategy, and global organizational structures and implementation. He serves on the board of directors of College for Creative Studies and Kettering University (formerly known as General Motors Institute), where he was a past Chairman. Mr. Cowger has served as a board member of Delphi Technologies PLC, Tecumseh Products, Saturn Corporation, OnStar, Saab, Adam Opel, AG, GM of Canada, NUMMI, GMAC, and Delphi Automotive. He has also served on the board of the United Negro College Fund, the MIT North America Executive Board, the board of the Detroit Symphony, the governing board for the Leaders for Manufacturing at MIT, and the board of Focus Hope, and was the Co-Chair of the Martin Luther King Memorial Foundation Executive Leadership Cabinet with the Honorable Andrew Young. Mr. Cowger enjoyed a long-term career with General Motors from 1965 until his retirement in December 2009. He held senior positions at General Motors including President and Managing Director of GM de Mexico (1994-1997), Chairman of Adam Opel, AG (1998), Group Vice President of Manufacturing and Labor Relations (1999-2001), and President of GM North America (2001-2005). Mr. Cowger, who is 74 years old, became a director of the Company in January 2014. Mr. Cowger's global manufacturing background provides an informed perspective to the Company's global operations.

Max A. Guinn
Mr. Guinn served in various roles with Deere & Company for 38 years, from 1980 through his retirement in November 2018. Mr. Guinn served as President of the Worldwide Construction & Forestry Division of Deere & Company from October 2014 through his retirement and as Senior Vice President, Human Resources, Communications, Public Affairs, and Labor Relations from 2012 to 2014. Prior to 2012, he held positions of increasing responsibility in quality services, supply management, and manufacturing in the agricultural, construction and forestry businesses. From 2014 to 2018, Mr. Guinn also served as a Director of John Deere Capital Corporation, which provides and administers financing for retail purchases of new equipment manufactured by John Deere’s agriculture and turf and construction and forestry operations and used equipment taken in trade for this equipment. Mr. Guinn received a BS degree in Mechanical Engineering from the University of Missouri-Rolla (now Missouri University of Science & Technology) and an MBA from the University of Dubuque. Mr. Guinn, who is 62 years old, became a director of the Company in June 2019. Mr. Guinn's global manufacturing background and experience bring unique insights into the Company's global operations.

Mark H. Rachesky, MD
Dr. Rachesky is the Founder and Chief Investment Officer of MHR Fund Management LLC, a New York-based investment firm that takes a private equity approach to investing and that was founded in 1996. MHR manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries. Dr. Rachesky is Chairman of the Board of Directors of Lions Gate Entertainment Corp., Loral Space & Communications Inc., and Telesat Canada, and serves on the Board of Directors of Navistar International Corporation. He has also previously served as a director of Emisphere Technologies, Inc. and Leap Wireless International, Inc. Dr. Rachesky holds an MBA from the Stanford University School of Business, an MD from the Stanford University School of Medicine and a BA in Molecular Aspects of Cancer from the University of Pennsylvania. Dr. Rachesky, who is 62 years old, became a director of the Company in June 2014. Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, Dr. Rachesky has significant expertise and perspective as a member of the board of directors of private and public companies engaged in a wide range of businesses.

Paul G. Reitz
Mr. Reitz joined the Company in 2010 as Chief Financial Officer, became President in February 2014, and was named Chief Executive Officer (CEO) effective in January 2017. Prior to joining Titan, he was the Chief Accounting Officer for Carmike Cinemas based in Columbus, Georgia. He has also held leadership positions with McLeodUSA Publishing, Yellow Book USA Inc., and Deloitte and Touche LLP. He has a Master's of Business Administration Degree from the University of Iowa and a Bachelor of Business Administration Degree from Northwood University. He is on the Board of Directors of Culver-Stockton College. He also was previously on the Board of Directors of Wheels India Limited. Mr. Reitz, who is 48 years old, was appointed to the Board of Directors in December 2017. Mr. Reitz has held leadership roles on both the financial and operational sides of Titan. This experience has provided Mr. Reitz with an extensive knowledge of the opportunities available to and challenges involved in Titan's business.

Anthony L. Soave
Mr. Soave is President, Chief Executive Officer and founder of Soave Enterprises LLC, a privately held, Detroit-headquartered company comprised of numerous holdings in the real estate development, environmental and industrial services, metals recycling, agriculture, and automotive retailing industries, among others. Mr. Soave has held this position since 1998. From 1974 to 1998, he served as President and Chief Executive Officer of Detroit-based City Management Corporation, which he founded. Mr. Soave, who is 81 years old, became a director of the Company in 1994. Mr. Soave possesses particular knowledge and experience in sales, distribution, and leadership in diversified businesses that enhances the Board of Directors' overall qualifications. Mr. Soave's experiences in building businesses from the ground up contribute to the dynamic of Titan's entrepreneurial spirit. Mr. Soave's operational and distribution background further assist with the Company's direction.

Maurice M. Taylor Jr.
Mr. Taylor is Chairman of the Company's Board of Directors. Mr. Taylor retired as Chief Executive Officer of the Company in December 2016, a position that he held since 1990. Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a leveraged buyout by Mr. Taylor and other investors. Mr. Taylor, who owned 53% of Titan at the time, took the Company public in 1992 on NASDAQ and, in 1993, moved Titan to the NYSE. Mr. Taylor, who is 76 years old, has been in the manufacturing business for more than 50 years and has a bachelor's degree in engineering. He is also a journeyman tool and die maker as well as a certified welder. Mr. Taylor's work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering, and innovation that enhances the Board of Directors' overall qualifications. Mr. Taylor's extensive background with the Company has given him a breadth of insight into Titan's markets and the requirements of end users. With Mr. Taylor's knowledge and a management style that constantly re-evaluates short-term goals, Titan is able to adapt quickly to changing conditions. Mr. Taylor picked up the nickname of "The Grizz" so for many years the mascot of

Titan was a version of a friendly Grizz bear. In 1996, Mr. Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington.

Laura K. Thompson
Ms. Thompson is a global business executive with deep financial and business expertise established over a 35-year career with The Goodyear Tire & Rubber Company. Ms. Thompson served as Executive Vice President of Goodyear until her retirement in March 2019, and from 2013 to 2018 she served as Executive Vice President and Chief Financial Officer. She also served in various finance and business roles including Vice President Finance North America, Vice President Business Development and Director Investor Relations. Ms. Thompson is also a Director at Parker Hannifin Corporation and WESCO International Inc. She is also active in her community including being Vice President of the Hoover Instrumental Music Association and an Advancement Council member of the Business College at The University of Akron. Ms. Thompson, who is 56 years old, became a Director of the Company in April 2021. Ms. Thompson is a trusted business advisor with a proven track record of developing growth strategies and delivering results in dynamic and complex business environments. Ms. Thompson’s knowledge and experience in business transformations and turnarounds, mergers, acquisitions and divestitures, as well as, demonstrated success in developing talent, building teams and championing diversity and inclusion, will further assist Titan in achieving its strategic goals.

PROPOSAL #2 - Ratification of Independent Registered Public Accounting Firm of
         Grant Thornton LLP

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of the independent registered public accounting firm, Grant Thornton LLP, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2021.

Grant Thornton LLP served the Company as the independent registered public accounting firm during the year ended December 31, 2020, and has been selected by the Audit Committee of the Board of Directors (the Audit Committee) to serve as the independent registered public accounting firm for the present year ending December 31, 2021. Grant Thornton LLP has served the Company in this capacity since 2012.

If stockholders fail to ratify the selection of Grant Thornton LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the audit year ending December 31, 2022.

A representative from Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions of stockholders in attendance.

PROPOSAL #3 - Approval, in a Non-Binding Advisory Vote, of the Compensation Paid to the Named Executive Officers

As required by Section 14A of the Securities Exchange Act of 1934 (the Exchange Act) the Company is providing stockholders with the opportunity to vote, on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC, including in the “Compensation Discussion and Analysis” section and the compensation tables and narrative discussion contained in the “Compensation of Named Executive Officers” section of this Proxy Statement.

As described in the "Compensation Discussion and Analysis" section, the objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. The compensation program is designed to be fair and just to both the Company and the individual. The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to the long-term success of the Company. Stockholders are encouraged to review the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections of this Proxy Statement for additional information regarding the Company's executive compensation.

The Board of Directors is requesting the support of Titan's stockholders for the named executive officer compensation as disclosed including in the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections of this Proxy Statement. This proposal gives the Company's stockholders the opportunity to express their views on the named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the overall compensation objectives and philosophy described in this Proxy Statement.

The Board of Directors recommends that stockholders vote FOR the approval, in a non-binding advisory vote, of the compensation paid to the named executive officers and the following resolution:

“RESOLVED, that the compensation of the Company's Named Executive Officers as described in the Company's definitive Proxy Statement for the Company's 2021 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the sections entitled 'Compensation Discussion and Analysis' and 'Compensation of Named Executive Officers,' is hereby APPROVED.”

The vote on the compensation of our named executive officers, commonly referred to as "say-on-pay," is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee of the Board of Directors (the Compensation Committee). The final decision on the compensation and benefits of our named executive officers and on whether, and, if so, how, to address any stockholder approval or disapproval of named executive officer compensation remains with the Board of Directors and the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders as expressed through their votes and other communications, and expect to consider the outcome of this vote, together with other relevant factors, when making future compensation decisions for the named executive officers.

The Board of Directors previously determined that the Company will hold an advisory vote on executive compensation annually. The next say-on pay vote is expected to be held at the Company's 2022 annual meeting of stockholders.

PROPOSAL #4 - Approval of the Titan International, Inc. Long-Term Incentive Plan

Summary

We are asking stockholders to approve the Titan International, Inc. Equity and Incentive Compensation Plan (the “Plan”), which will succeed the existing Titan International, Inc. 2005 Equity Incentive Plan, including as last amended in 2011 (the “Predecessor Plan”). Stockholder approval of the Plan will constitute approval of 4,000,000 new shares of common stock, $0.0001 par value per share, of the Company (“Common Stock”), plus the number of shares that remain available under the Predecessor Plan, to be available for awards under the Plan, all as described in Appendix A to this proxy statement. If the Plan is approved by stockholders, it will be effective as of the day of the Annual Meeting, and no further grants will be made under the Predecessor Plan. If the Plan is not approved by our stockholders, no awards will be made under the Plan, and the Predecessor Plan will remain in effect.

Please see Appendix A to this proxy statement for additional information that our stockholders may determine to be important to their voting decision regarding this proposal, including a summary of the principal terms and provisions of the Plan and information regarding share usage under the Predecessor Plan, and the actual text of the Plan is attached to this proxy statement as Appendix B.

Vote Recommendation

The Board of Directors recommends that stockholders vote FOR the approval of the Titan International, Inc. Equity and Incentive Compensation Plan.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm of Grant Thornton LLP as independent accountants to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2020. Fees paid to the independent registered public accounting firm of Grant Thornton LLP included the following:

Audit Fees: For the years ended December 31, 2020 and 2019, Grant Thornton LLP billed the Company $2,088,285 and $2,261,075, respectively, for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company's Form 10-Q reports, statutory audits of foreign subsidiaries and related administrative fees and out-of-pocket expenses incurred by Grant Thornton LLP.

Audit-Related Fees: For the years ended December 31, 2020 and 2019, Grant Thornton LLP did not provide to the Company any audit-related services and did not bill the Company for any related fees.

Tax and All Other Fees: For the years ended December 31, 2020 and 2019, Grant Thornton LLP did not provide to the Company any tax or all other fees and did not bill the Company for any related fees.

	2020	2019
Audit Fees	$2,088,285	$2,261,075
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,088,285	$2,261,075

Audit Committee Pre-Approval: All of the services provided by Grant Thornton LLP for each of 2020 and 2019 were pre-approved by the Audit Committee as required by and described in the Audit Committee's Charter.

AUDIT COMMITTEE REPORT

In connection with the filing and preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Audit Committee reviewed and discussed the audited financial statements with the Company’s management and its independent auditors, including meetings where the Company’s management was not present.

The Audit Committee selected Grant Thornton LLP (GT) to serve as the independent registered public accounting firm for the Company for 2020 with stockholders' approval. The Audit Committee has discussed the issue of independence with GT and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from GT as required by PCAOB Rule 3526 (Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with GT the applicable requirements of the PCAOB and SEC.

The Audit Committee periodically meets independently with GT to discuss the accounting principles applied by management and to discuss the quality of the Company's internal audit function. GT reported to the Audit Committee that there were no unresolved matters with management to report. The Audit Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Members of the Audit Committee:

Richard M. Cashin, Jr., Chairman
Gary L. Cowger
Max A. Guinn
Laura K. Thompson

COMPENSATION OF DIRECTORS

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified directors to serve on the Board of Directors. In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company. The Compensation Committee engaged Pay Governance, as its outside compensation consultant, to analyze its then-current non-employee director compensation practices. Based on Pay Governance’s analysis, the Compensation Committee adopted for 2020 the recommendation to allow each non-employee director to elect to receive such director’s annual director fee in restricted stock units instead of cash.

Each non-employee director of the Company receives an annual director fee of $90,000 in cash. Each non-employee director of the Company may elect to receive all or a portion of the annual director fee in restricted stock units, granted pursuant to a restricted stock unit award, under the Company's applicable equity plan, in lieu of cash. To the extent a non-employee director made such an election for 2020, the received restricted stock units are scheduled to vest on June 15, 2021, the one year anniversary of the grant date (June 15, 2020), provided that the non-employee director remains in continuous service through such vesting date or until his earlier death, disability, retirement or not standing for re-election. The number of restricted stock units received under each such grant was calculated based on the closing price of Common Stock on June 15, 2020 of $1.71 per share.

In addition to the annual director fee, the Company approved a 2020 grant of restricted stock units under the Titan International Inc. 2005 Equity Incentive Plan, as amended (the Incentive plan) to each non-employee director equivalent to approximately $90,000 in value, calculated based on the closing price of Common Stock on June 15, 2020 of $1.71 per share. These additional restricted stock units are scheduled to vest on June 15, 2021, the one year anniversary of the grant date (June 15, 2020), provided that the non-employee director remains in continuous service through such vesting date or until his earlier death, disability, retirement or not standing for re-election.

The Chairman of the Board receives an additional $90,000 fee, payable in cash or, upon the Chairman of the Board’s election, in restricted stock units. The Audit Committee Chairman receives an additional $22,500 annual cash payment while each Chairman of the Compensation Committee, the Corporate Governance Committee of the Board of Directors (the Corporate Governance Committee), and the Nominating Committee receives an additional $15,000 annual cash payment for such person's service in those positions. The “audit committee financial expert” serving on the Audit Committee receives an additional $7,500 annual cash payment for this role. Titan also reimburses directors for out-of-pocket expenses related to their attendance at such meetings.

Annual Director Fee	Chairman of the Board Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Audit Committee Financial Expert Fee
$90,000	$90,000	$22,500	$15,000	$7,500

The Company does not have any consulting contracts or arrangements with any of its directors. At December 31, 2020, the directors beneficially owned, in the aggregate, approximately 18.5% of the outstanding shares of Common Stock.

DIRECTOR COMPENSATION TABLE FOR 2020

The table below summarizes the compensation earned by each member of the Board of Directors (other than Paul G. Reitz, Titan's President and Chief Executive Officer) for service on the Board of Directors for 2020. For a summary of the compensation earned by Mr. Reitz, see "Compensation of Named Executive Officers" below.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	All Other Compensation ($)		Total ($)
Richard M. Cashin Jr.	45,000	180,000	80,436	(d)	305,436
Gary L. Cowger	105,000	90,000	—		195,000
Albert J. Febbo (b)	—	—	—		—
Max A. Guinn	15,000	180,000	—		195,000
Mark H. Rachesky, MD	—	180,000	—		180,000
Anthony L. Soave	—	180,000	—		180,000
Maurice M. Taylor Jr.	90,000	180,000	—		270,000
Laura K. Thompson (c)	—	—	—		—

(a)The amounts included in the “Stock Awards” column reflect the aggregate grant date fair value of (i) 52,631 restricted stock units granted to each non-employee directors in June 2020 for his annual restricted stock units award and (ii) an additional 52,632 restricted stock units granted to each of

Messrs. Taylor, Cashin, Guinn, Rachesky and Soave upon his respective elections to receive his annual $90,000 board retainer fee in restricted stock units in lieu of cash. In each case, the value is, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718 Compensation - Stock Compensation. The restricted stock units for each non-employee director on the Company's Board of Directors were granted on June 15, 2020 and are scheduled to vest on June 15, 2021, the one year anniversary of the grant date, or, if earlier, upon the non-employee director’s death, disability, retirement or not standing for re-election. As previously disclosed, each such member of the Company's Board of Directors may elect to receive all or a portion of his or her annual $90,000 board retainer fee in restricted stock units in lieu of cash.
(b)On April 7, 2020, Albert J. Febbo informed the Board of Directors of his decision to not stand for re-election and thereby retire from his board positions with an effective date of June 11, 2020, the date of the Annual Meeting.
(c)Laura K. Thompson was appointed to the Company's board of directors on April 1, 2021.
(d)This amount consists of the aggregate incremental cost for personal use of Company aircraft. The method used to calculate this cost is set forth in a footnote to the Summary Compensation Table.

DIRECTORS OUTSTANDING STOCK OPTIONS AND RESTRICTED STOCK UNITS AWARDS

The following table shows the outstanding stock options and restricted stock units as of December 31, 2020 for each member of the Board of Directors (other than Mr. Reitz, Titan's President and Chief Executive Officer):

Name of Director	Number of Stock Options	Number of Restricted Stock Units
Richard M. Cashin Jr.	145,000	105,263
Gary L. Cowger	—	52,631
Max A. Guinn	—	105,263
Mark H. Rachesky, MD	99,000	105,263
Anthony L. Soave	145,000	105,263
Maurice M. Taylor Jr.	49,200	105,263
Laura K. Thompson	—	—

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board of Directors believes that each director should develop a meaningful ownership position in the Company. Therefore, the Board of Directors adopted stock ownership guidelines for non-employee directors of the Company. Pursuant to these guidelines, each non-employee director is expected to achieve stock ownership of at least five times their annual cash retainer within five years of the later to occur of the adoption of the guidelines or first becoming a non-employee director. As of December 31, 2020, all of the non-employee directors were in compliance with the stock ownership guidelines.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

The following table provides (i) the membership of each committee of the Board of Directors as of the date of the filing of this proxy statement and (ii) the number of meetings held by each committee during 2020:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee
Richard M. Cashin Jr.	X	Chair	Chair	X	X
Gary L. Cowger	X	X	X	Chair	X
Albert J. Febbo (a)	X	Chair	X	X	X
Max A. Guinn	X	X	—	—	Chair
Mark H. Rachesky, MD	X	—	X	X	X
Paul G. Reitz	X	—	—	—	—
Anthony L. Soave	X	—	X	X	X
Maurice M. Taylor Jr.	Chair	—	—	—	—
Laura K. Thompson (b)	X	X	X	X	—

2020 Meetings	5	4	3	3	3

X	Member of the Board of Directors or applicable Committee
Chair	Chairman of the Board of Directors or applicable Committee
—	Not a member of applicable Committee
(a)	On April 7, 2020, Albert J. Febbo informed the Board of Directors of his decision to not stand for re-election and thereby retire from his board positions with an effective date of June 11, 2020, the date of the Annual Meeting.
(b)	Laura K. Thompson was appointed to the Company's Board of Directors, effective as of April 1, 2021, and her appointments to the Board are reflected in the table above as of the date of her appointment.

Board of Directors
The Board of Directors approves nominees for election as directors. Each current director who served on the Board of Directors during 2020 attended 75% or more of (i) the aggregate number of meetings of the Board of Directors during the period in which such individual was a director and (ii) the aggregate number of meetings of committees on which such director served during 2020. The Board of Directors and committee meetings are presided over by the applicable Chairman. If the Chairman is unavailable, the directors present appoint a temporary Chairman to preside at the meeting.

Audit Committee
The Audit Committee was composed of three independent non-employee directors during 2020. The Board of Directors has determined that each of the members of the Audit Committee satisfies the requirements of the NYSE with respect to independence, accounting or financial-related expertise, and financial literacy. Mr. Cashin qualifies as an "audit committee financial expert" as defined in the SEC rules under the Sarbanes-Oxley Act of 2002.

The Audit Committee retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board of Directors. The Audit Committee meets quarterly with members of management, internal audit, and the independent registered public accounting firm, individually and together, to review and approve the financial press releases and periodic reports on Form 10-Q and Form 10-K prior to their filing and release. The Audit Committee operates under a written charter, which was amended and restated on March 2, 2021, and is available on the Company's website: www.titan-intl.com. In September 2016, Titan entered into an Audit Committee Observer Agreement (the Observer Agreement) with, among others, MHR Institutional Partners III LP, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Advisors III LLC, MHR Advisors LLC, MHRC LLC, MHR Fund Management LLC, MHR Holdings LLC, and Mark H. Rachesky (collectively, the MHR Entities) that permits the MHR Entities to designate an observer of the Audit Committee. Mr. David Gutterman was designated to serve effective as of March 14, 2018, and as of the date of this Proxy Statement serves as the observer pursuant to the Observer Agreement.

Compensation Committee
The Compensation Committee provides oversight of all of Titan's executive compensation and benefit programs. The Compensation Committee reviews and approves and makes recommendations accordingly to the Board of Directors regarding, the salaries and all other forms of compensation of the Company's executive officers, including reviewing and approving corporate goals and objectives with respect to executive officer compensation. The Compensation Committee is responsible for the adoption of, the administration of, and making awards under, the Company’s equity compensation plans, to the extent provided for by any such plan. The Compensation Committee is also primarily responsible for reviewing the non-employee director compensation program and recommending any changes to the program to the Board of Directors. Subject to applicable law, the Compensation Committee may establish subcommittees or delegate specific responsibilities to the Compensation Committee Chair or any other committee member(s), or member of management, as applicable.

Nominating Committee
The Nominating Committee recommended to the Board of Directors that each of Richard M. Cashin Jr., Gary L. Cowger, Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr., and Laura K. Thompson stand for re-election as directors based on approved criteria. See Proposal #1 for further information regarding these director nominees.

Pursuant to its charter, the Nominating Committee is responsible for the following: (i) identification of individuals qualified to become Directors of the Company; (ii) seeking to address vacancies on the Board of Directors by actively considering candidates that bring a diversity of background and opinion; (iii) considering director candidates on merit and considering the benefits of all aspects of diversity when recommending such candidates to serve as new directors; (iv) developing a process for annual evaluation of the Board of Directors and its committees; and (v) reviewing the Board of Directors' committee structure and composition to make annual recommendations to the Board of Directors regarding the appointment of directors to serve as members of each committee and as committee chairpersons.

Corporate Governance Committee
Pursuant to its charter, the Corporate Governance Committee is responsible for the following: (i) development and recommendation of a set of corporate governance guidelines; (ii) oversight of the Company's corporate governance practices and procedures; (iii) evaluation of the Corporate Governance Committee and its success in meeting the requirements of its charter; (iv) development and oversight of a Company orientation program for new directors and continuing education program for current directors; (v) review and discussion with management of disclosure of the Company's corporate governance practices; (vi) monitoring compliance with the Company's Code of Business Conduct; and (vii) reviewing transactions between the Company and any related persons.

BOARD LEADERSHIP STRUCTURE

The Company's Board of Directors is currently comprised of seven non-employee directors and Mr. Reitz, Titan's President and CEO, who was appointed to the Board of Directors in December 2017. Mr. Taylor, the Chairman of the Board, served as Chief Executive Officer until his retirement in 2016. Mr. Taylor has served as Chairman of the Board since 2005, and has been a member of the Board of Directors since 1993, when Titan first became a public company. The Company believes that the composition of the Board of Directors, including the independent, experienced directors, benefits Titan and its stockholders.

While the Board of Directors does not have a formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, the roles of the Chairman of the Board and the Chief Executive Officer are currently separated. The Company believes that this structure is the best governance model for the Company at this time as the Chairman of the Board, Mr. Taylor, is able to focus on Board matters with the insight and experience gained from years of being the Company's Chief Executive Officer, allowing the current President and Chief Executive Officer, Mr. Reitz, to focus on the Company's operations. The Board of Directors believes Titan is well-served by the current leadership structure.

The Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board of Directors evaluates whether the current leadership structure continues to be advantageous for Titan and its stockholders.

Risk Oversight
The Board of Directors is responsible for overseeing Titan's Enterprise Risk Management (ERM) process. The Board of Directors focuses on Titan's ERM strategy and the most significant risks facing Titan from strategic, financial, operational and legal perspectives considering impact, likelihood and velocity. The Board of Directors evaluates whether appropriate risk mitigation strategies are implemented by management and are effective. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. The Board of Directors works with the Audit Committee in its oversight of Titan's ERM process. The Audit Committee Chairman reviews with management (i) policies with respect to risk assessment and management of risks that may be material to the Company, (ii) Titan's system of disclosure controls and system of internal controls over financial reporting, and (iii) Titan's compliance with legal and regulatory requirements. The Company's other Board committees also consider and address risk as they perform their respective committee responsibilities, including evaluation of risks relating to the Company's compensation programs and corporate governance standards. Each of the committees reports to the full Board of Directors as appropriate, including when a matter rises to the level of a material risk.

Titan's management is responsible for day-to-day risk management. The Company's Internal Audit team reports functionally to the Audit Committee and administratively to the Chief Financial Officer and serves as the primary monitoring and testing function for company-wide policies and procedures. The Chief Financial Officer and the Internal Audit team manage the day-to-day oversight of the ERM strategy for ongoing business described above.

The Board of Directors believes the risk management responsibilities detailed above are an effective approach for addressing the risks facing the Company at this time.

Risks Relating to Employee Compensation Policies and Practices
The Board of Directors does not believe that the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company at this time or that any portion of its compensation policies and practices encourage excessive risk taking. In examining risks relating to employee compensation policies and practices, the Company considered the following factors:
•The Company is an industrial manufacturer; in the Company's opinion, this business does not lend itself to or incentivize significant risk-taking by Company employees.
•A portion of the compensation for our named executive officers consists of a fixed base salary established by their respective employment agreements, which creates little, if any, risk to the Company.
•Discretionary bonuses are determined by the Compensation Committee based upon a variety of measures, including business objectives and performance metrics. In making determinations with respect to such bonuses, the Compensation Committee considers the Company’s strategic objectives and near-term and long-term interests, as well as those of the Company’s stockholders. In that regard, the Compensation Committee believes that the Company’s compensation program for its executives has an appropriate balance of risk and reward in relation to the Company’s business plan, and does not encourage excessive or unnecessary risk-taking behavior.

•The compensation practices for the Company's non-bargaining employees and management have been established over several decades; in the Company's opinion, based on its experience, these practices have not promoted significant risk-taking.
•The Company does not have a history of material changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

DIRECTOR NOMINATION PROCESS

The Nominating Committee and other members of the Board of Directors identify candidates for consideration by the Nominating Committee for election to the Board of Directors. An executive search firm may also be utilized to identify qualified director candidates for consideration.
The Nominating Committee evaluates candidates from any reasonable source, including stockholder recommendations and recommendations from current directors and executive officers, based on the qualifications for a director described in its charter. These considerations include, among other things, merit, expected contributions to the Board of Directors, whether the candidate meets the independence standards of the SEC and the NYSE, and a diversity of background and opinion, with diversity being broadly considered by the Board of Directors to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics such as organizational experience, professional experience, education, cultural and other background, viewpoint, skills and other personal qualities. The Nominating Committee then presents qualified candidates to the full Board of Directors for consideration and selection. In connection with the next search by the board for a new director, the Company is committed to incorporating procedures by which women and diverse racial and ethnic backgrounds are identified for consideration.

The Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, applying the same criteria for candidates as discussed above. Under Rule 14a-8 under the Exchange Act, any stockholder nominations for election as directors at the 2021 Annual Meeting of Stockholders must be delivered to the Nominating Committee, c/o Corporate Secretary, Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185, not later than December 27, 2021 to be eligible for inclusion in Titan’s proxy statement and form of proxy related to the 2022 Annual Meeting of Stockholders.

Involvement in Legal Proceedings
The Company is not aware of any events with respect to any director or executive officer of the Company requiring disclosure under Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
This Compensation Discussion and Analysis describes the compensation policies and determinations that applied to the Company's named executive officers for 2020. The Compensation Committee is empowered to review and approve the annual compensation package for the Company's named executive officers. The named executive officers for 2020 were as follows:

Position	Name
President and Chief Executive Officer	Paul G. Reitz
Senior Vice President and Chief Financial Officer	David A. Martin
Secretary & General Counsel	Michael G. Troyanovich

Objective
The objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of the Company. To achieve these objectives, the compensation program is designed to be fair to both the Company and the individual. Consideration is given to the individual's overall responsibilities, qualifications, experience, and job performance.

Philosophy
The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining, motivating and rewarding the executive officers that are critical to its long-term success. The Compensation Committee believes that executive compensation should be designed to promote the long-term economic goals of the Company. The philosophy of the Compensation Committee as it relates to executive compensation is that the CEO and other executive officers should be compensated at competitive levels sufficient to attract, motivate, and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change. To that end, the Compensation Committee has determined that the compensation package for executive officers shall consist of the following components reflecting a mix of fixed and variable compensation, as well as cash and equity compensation, with the amount and mix of compensation for named executive officers established pursuant to the terms of applicable employment agreements and otherwise determined by the Compensation Committee, as described below:
•Base salaries to reflect responsibility, experience, tenure, and performance of executive officers;
•Discretionary cash bonus awards, when applicable, to reward performance in achieving strategic business objectives and individual objectives;
•Long-term incentive compensation, when applicable, to emphasize business and individual objectives; and
•Other benefits as deemed appropriate to be competitive in the marketplace.

See “Employment Agreements” below for a description of the employment agreements to which the named executive officers are party. In addition to reviewing the compensation of executive officers generally in light of competitive market data that is publicly available, the Compensation Committee also considers recommendations from its independent compensation consultant, if any, as well as recommendations from the Company's CEO regarding the total compensation for the other named executive officers. The Compensation Committee also considered the historical compensation of each named executive officer, from both a base salary and total compensation package perspective, in setting the 2020 compensation for the executives.

Compensation Committee Charter
The Compensation Committee has a charter to assist in carrying out its responsibilities. The Compensation Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as it deems necessary. The Compensation Committee Charter is available on our website at www.titan-intl.com.

Executive Compensation Decision-Making
The Compensation Committee analyzes individual and Company performance in relation to considering changes to compensation programs. The Compensation Committee also relies on data and studies prepared by Pay Governance to assist it in setting compensation and developing pay practices that reflect the Company’s and shareholder goals. The Company's management and members of the Board of Directors also provide the Compensation Committee with historical compensation information relating to the executive officers to assist the Compensation Committee in formulating the named executive officer’s compensation. The Compensation Committee considers competitors, markets, and individual performance, as well as the Company’s performance when making salary adjustments and bonus awards. With the assistance of Pay Governance, the Compensation Committee generally evaluates the named executive officer’s compensation and pay mix against the Company’s peer group. The information provided to the Compensation Committee includes items such as base salary, bonuses (both annual and long-term incentives), and equity-based awards. The Compensation Committee takes into account the historical trend of each element of compensation, the analysis prepared by Pay Governance, and the total compensation for each year in connection with its decision about proposed compensation amounts. The Compensation Committee sets all compensation with regard to the CEO of the Company. For the other named executive officers of the Company, the Compensation Committee receives recommendations from the CEO which it considers when setting compensation for these individuals. The Compensation Committee members also informally communicate with others in their own marketplaces to compare salaries and compensation packages.

The Compensation Committee has the authority to engage compensation consultants to assist with designing compensation for the named executive officers. Beginning in 2018, the Compensation Committee has consulted with Pay Governance, which analyzed and made recommendations with respect to the Company’s compensation of its named executive officers for 2020. The Compensation Committee has assessed the independence of Pay Governance, as required under NYSE listing rules. The Compensation Committee is not aware of any conflict of interest that has been raised by the work performed by Pay Governance. As the Company is a manufacturer in the off-highway industry, the Company utilized a selected peer group that includes twenty public companies in the manufacturing and industrial business. The size of a company is also considered when selecting it for the peer group. For 2020, the Compensation Committee removed Briggs & Stratton Corporation from the previous year's group due to the company being acquired during the year. The companies chosen for comparison include the following:

Alamo Group, Inc.	Commercial Vehicle Group, Inc.	Graco Inc.	Park-Ohio Holdings Corp.
Applied Industrial Technologies, Inc.	DXP Enterprises, Inc.	ITT Inc.	Stoneridge, Inc.
Barnes Group Inc.	Enerpac Tool Group Corp.	Lindsay Corporation	Valmont Industries, Inc.
EnPro Industries, Inc.	Federal Signal Corporation	Wabash National Corporation	Chart Industries, Inc.
Materion Corporation	Modine Manufacturing Company	Watts Water Technologies, Inc.

The Compensation Committee recognizes other companies may use different types of calculations and matrices to decide what a compensation package should contain. However, the Compensation Committee believes any package that uses only such formulas and matrices may not be a complete representation of the Company’s performance. The Compensation Committee's members use their extensive business experience and judgment, including reviewing competitive compensation information obtained from public information to evaluate and determine the Company's executive compensation packages in addition to performance measures. While the Compensation Committee considers the executive compensation information for the group obtained through Pay Governance, the Compensation Committee does not focus on aligning the compensation for the Company’s executives to any specified percentage or level of the executive compensation for companies in the group (and therefore does not technically "benchmark" executive compensation). The Compensation Committee's philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Compensation Committee greater flexibility in carrying out its duties.

The Compensation Committee may grant performance awards as part of an executive officer’s compensation package. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and one or more targeted performance level with respect to such criteria as a condition of awards being granted, becoming exercisable or settled, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee. Additional detail regarding 2020 performance measures used by the Compensation Committee in connection with establishing named executive officer compensation for 2020 can be found under “Incentive Compensation” below.

In setting compensation packages, including performance-based incentives, the Compensation Committee considers the provisions of its incentive programs. The Compensation Committee takes into account whether or not stock-based compensation is to be given as part of the executives' compensation package. The performance goals under the Company’s incentive programs are designed using recommendations from the Company’s compensation consultant and the Compensation Committee's business experience and judgment to best align executive compensation with the Company's actual performance.

The Company conducts a stockholder outreach program through which the Company interacts with stockholders on a number of matters throughout the year, including executive compensation. The compensation paid to the Company's named executive officers disclosed in the Company's 2020 Proxy Statement was approved by approximately 65% of the shares present in person or represented by proxy at the 2020 annual meeting of stockholders, which reflects, in the view of the Compensation
Committee, the benefit of that outreach. The Committee believes that the existing compensation program continues to attract, retain and appropriately incentivize senior management. As a result, the Compensation Committee chose not to make any substantial changes to the existing executive compensation program for 2020 specifically in response to the 2020 say-on-pay voting results.

Salary Level Considerations
Base salary levels for the named executive officers were initially established by their respective employment agreements, and these salary levels are reviewed and may be adjusted annually by the Compensation Committee. In determining appropriate salaries, the Compensation Committee considers: (i) the CEO's recommendations as to compensation for all other executives; (ii) the responsibilities of the executive position held, the individual's past experience, current performance, and competitive marketplace conditions for executive talent; (iii) compensation levels of other executives based on, among other things, the Compensation Committee members' own business experience and judgment; and (iv) other comparative compensation data and recommendations from Pay Governance. Salary levels are typically considered on an annual basis and there are no guaranteed merit increases in any given year. Except to the extent provided for in the named executive officers’ employment agreement, the Compensation Committee's analysis is a subjective process, which utilizes no specific weights or formulas in determining executives' base salaries but includes a discussion with management of various factors, as well as the other information discussed above.

Salary adjustments for each executive can be based in part on the CEO's recommendation to the Compensation Committee that the executive's job performance may warrant a salary adjustment. The CEO will discuss the executives' job performance with the Compensation Committee and answer any questions that the Compensation Committee may have regarding the recommendation. The Compensation Committee will consider the recommendation of the CEO.

Base Salary
Based on a discussion of the above items, the executive salaries were approved by the Compensation Committee for the years of 2018, 2019 and 2020 are detailed below.

	Year	P. Reitz	D. Martin (a)	M. Troyanovich
Base Salary	2018	$900,000	$216,667	$350,000
Base Salary	2019	$900,000	$400,000	$350,000
Base Salary	2020	$900,000	$400,000	$350,000
(a) Mr. Martin became Senior Vice President and Chief Financial Officer effective June 14, 2018 with an annualized base salary of $400,000. For 2018, the actual base salary earned prorated from his start date was $216,667.

Messrs. Reitz, Martin, and Troyanovich have employment agreements with the Company that in each case specify a base salary (as described in the table above). Mr. Martin’s employment agreement provides that the Board of Directors may adjust his base salary, and the employment agreements of Messrs. Reitz and Troyanovich permit the Board of Directors to increase base salary from time to time.

Based on our evaluation public compensation information obtained through Equilar regarding 2020 base salaries, Mr. Reitz's base salary was approximately at the 75th percentile for the Company’s peer group, Mr. Martin's base salary was approximately at the 50th percentile for the peer group, and Mr. Troyanovich’s base salary was approximately at the 25th percentile for the peer group. After reviewing 2019 Company and individual performance, including the comparative compensation data from Pay Governance, with respect to 2020 compensation, the Compensation Committee decided to not increase base salaries payable to the named executive officers.

Incentive Compensation
The Company sponsors the Incentive Plan, pursuant to which the Company may grant various types of awards, both equity and cash, to incentivize executives and other key personnel in achieving various Company objectives. This plan permits the Compensation Committee discretion to develop performance incentive programs, with objectives that may vary from year to year. For 2020, the Compensation Committee, after reviewing the Company’s 2019 performance and other information, including recommendations and comparative compensation data provided by Pay Governance, determined that equity awards would be granted in 2020 to the named executive officers, as further described below.

2020 Annual Cash Bonus
For 2020, the Company utilized an annual discretionary cash-based performance incentive program to reward named executive officers and certain management generally for making decisions that improved performance at the Company and/or business unit level. For 2020, the Compensation Committee looked in hindsight at holistic Company-level, business unit-level (together, very generally weighted 65%), and individual performance (very generally weighted 35%). For 2020, bonus targets were considered by the Compensation Committee at 100% of base salary for Messrs. Reitz and Martin and 60% of base salary for Mr. Troyanovich. In December 2020, the Compensation Committee reviewed on a holistic basis performance at Company, business-unit and individual levels, noting underachievement of Company performance projections for 2020, but also taking into account in particular the Company’s increased cash position and reduction of debt during 2020. As a result of these considerations, the Committee determined on a subjective basis, based on management recommendations, to award discretionary cash bonuses to Messrs. Reitz, Martin and Troyanovich of $485,000 (54% of target opportunity), $225,000 (56% of target opportunity), and $120,000 (57% of target opportunity), respectively.

2020 Equity Awards
On March 25, 2020, the Company awarded each of the named executive officers the following grants of restricted stock: Mr. Reitz, 70,000 shares (approximately $125,300); Mr. Martin, 50,000 shares (approximately $89,500); and Mr. Troyanovich, 45,000 shares (approximately $80,550). The Committee determined to grant restricted stock to the named executive officers based on the Compensation Committee’s look-back, holistic and subjective review and consideration of the Company, business unit and individual performance during 2019. The amounts paid to the named executive officers were not formulaic, but determined on a subjective basis in light of management recommendations. These shares of restricted stock generally vest in three substantially equal amounts on the first three anniversaries of the grant date.

2020 Special Cash Bonus
For 2020, the Compensation Committee provided an additional, discretionary, special cash bonus program to the named executive officers related to the sale of certain non-core assets. Refer to the 2020 Summary Compensation table for further information.

2021 Annual Cash Incentive Program
Based on shareholder feedback and analysis provided by Pay Governance, the Compensation Committee has adopted a more formulaic annual cash incentive program for the 2021 fiscal year. The Compensation Committee developed certain Company-related performance goals with weighting between 65% and 100% of the annual incentive payout depending on the goal for the participant, as well as an individual discretionary component with 35% weighting. More information about this program will be provided in our 2022 proxy statement.

Perquisites and Personal Benefits; Qualified Retirement Plan Participation
For 2020, Mr. Reitz was eligible to utilize Company-provided aircraft for limited personal use. For more information about this personal benefit, see the 2020 Summary Compensation Table below. The named executive officers also received matching Company contributions under our tax qualified 401(k) plan for employees. The Compensation Committee believes that this compensation is reasonable and consistent with its overall compensation program.

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan and the Compensation Committee currently does not anticipate establishing such a plan.

Comparison of Executive Total Compensation
Based on public compensation information obtained by Equilar, total compensation in 2020 was approximately 10th percentile for Mr. Reitz. Messrs. Martin and Troyanovich total compensation was approximately at the 50th percentile of the peer group.

Employment Agreements
At December 31, 2020, the Company had outstanding employment agreements with each of the named executive officers of the Company. These agreements provide that the individuals would not receive any separation benefits if they voluntarily leave the Company. The agreements contain change in control provisions as detailed below.

Employment Agreements Providing Payments on a Change in Control
Mr. Reitz and Mr. Troyanovich signed employment agreements effective December 22, 2015. The agreements were originally effective for one year from their respective effective dates and each automatically renews for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions of the agreement. the agreements provide for four weeks of paid vacation. Mr. Reitz's agreement was amended December 7, 2016, to reflect his change in title to President and Chief Executive Officer, including an increase in base salary. Mr. Martin signed an employment agreement effective June 14, 2018. Mr. Martin's agreement is effective for two years from its effective date and automatically renews for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions thereof. The agreement provides four weeks of paid vacation.

Pursuant to the employment agreements for Messrs. Reitz and Troyanovich, in the event of the executive’s voluntary termination for good reason or involuntary termination without cause (in each case as defined in the applicable agreement), subject to the executive’s execution and non-revocation of a release of claims, the Company shall (i) pay and continue all employee benefit programs offered to the Company’s executives (the “Standard Executive Benefits”); (ii) pay 100% of prevailing executive’s base salary for both the balance of the calendar year in which the executive is terminated or leaves the Company’s employ and also for the following calendar year; (iii) provide fully-paid medical and dental coverage for the remaining portion of executive’s employment term; (iv) 100% vest any stock options and Company match under the Company’s 401(k) plan; and (v) pay any bonus compensation and incentive compensation for both the balance of the calendar year in which the executive terminated employment and also for the following calendar year (collectively referred to as the “Termination Payments”). In the event of a change in control, if the executive’s employment is terminated (whether voluntarily or involuntarily), the executive would be entitled to the Termination Payments. Additional detail on potential payments to Messrs. Reitz and Troyanovich can be found below in “Potential Payments upon Termination or Change in Control.” The executives are subject to a customary perpetual confidential information covenant and three-year non-competition covenants.

Pursuant to the employment agreement for Mr. Martin, in the event of executive’s voluntary termination for good reason or involuntary termination without cause, subject to executive’s execution and non-revocation of a release of claims, the Company shall (i) pay 100% of executive’s base salary or adjusted base salary for 12 months following the separation date; (ii) a pro-rated bonus for the year of termination based on the achievement of applicable performance goals for the year and the number of days that executive was employed; (iii) provide fully-paid COBRA coverage for the greater of the number of months remaining in the employment period or 12 months and (iv) cause all outstanding stock options and restricted stock, if any, to be 100% vested. In the event of a change in control, if Mr. Martin’s employment is terminated by the executive for any reason within six months following the change in control, he would be entitled to the payments listed in the previous sentence. Additional detail on potential payments to Mr. Martin can be found below in “Potential Payments upon Termination or Change in Control.”

For the purpose of each of the executive’s employment agreements, a "change in control of the company" means:
(i)    any person or entity acquires direct or indirect beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the "Exchange Act")) of more than 50% of the outstanding voting securities of Titan; or
(ii)    the stockholders of Titan approve, or Titan otherwise effects, enters into, or approves, (A) a merger or consolidation of Titan with or into any other person or entity; (B) an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Titan; (C) a plan of complete liquidation of Titan; or (D) any transaction similar to any of the foregoing, other than, in the case of both (ii)(A) and (ii)(B) above, a merger, consolidation, or sale that would result in the voting securities of Titan outstanding immediately prior thereto controlling or continuing to represent, directly or indirectly, either by remaining outstanding or by being converted into equity securities of the surviving person or entity, at least 50% of the total outstanding voting securities of Titan or the surviving person or entity outstanding immediately after such transaction.

In the event of a termination due to the executive’s death, the employment agreements provide that the Company would pay executive’s beneficiary or estate an amount equal to all earned but unpaid base salary plus an additional six months of base salary. Additionally, for Messrs. Reitz and Troyanovich, the Company would pay an amount equal to 50% of the executive’s base salary to the executive’s beneficiaries or estate for the remainder of the employment term (or the extended term) and provide the Standard Executive Benefits for a period of up to six months to the executive’s family. For Mr. Martin, the Company would pay 100% of his beneficiaries’ COBRA premiums for a period ending on the later of the expiration of the employment period in which the executive’s death occurred or a period of 12 months (provided that these beneficiaries otherwise remain eligible for COBRA coverage).

In the event of a termination due to a qualifying disability under the employment agreement, the Company would pay the executive (i) a lump sum equal to any accrued but unpaid base salary and (ii) base salary in monthly installments for a period of 24 months following the termination; provided that such amount shall be reduced by any Company-provided disability insurance payments. Additionally, for Messrs. Reitz and Troyanovich, the Company would provide the Standard Executive Benefits for the 24-month period. For Mr. Martin, the Company would pay 100% of executive’s COBRA premiums (provided executive remains eligible for COBRA coverage) for the applicable COBRA statutory period, but not more than 24 months following the termination due to disability.

In the event of a termination for cause, including due to the executive's failure or refusal to perform the executive’s duties under the employment agreement or as assigned to executive by the CEO (as applicable) or by the Board of Directors, the Company is required to pay Messrs. Reitz and Troyanovich 50% of the executive’s base salary and continue the Standard Executive Benefits for a period of six months following termination. In the event that Mr. Martin’s employment is terminated for cause, Mr. Martin would receive any accrued but unpaid base salary through the termination date.

EXECUTIVE OFFICERS
The names, ages, and positions of all executive officers of the Company are listed below, followed by a brief account of their business experience during the past five years. Information pertaining to Mr. Reitz, who both serves on the Board of Directors and is Titan’s President and CEO, may be found in the "Nominees" section of Proposal #1 above. Officers are normally appointed annually by the Board of Directors at a meeting immediately following the annual meeting of stockholders. There is no other arrangement or understanding between any officer and any other person pursuant to which an officer was selected.

David A. Martin
David A. Martin, 53, joined the Company in June 2018 as Chief Financial Officer. Prior to joining Titan, Mr. Martin served from 1993 to 2018 in various roles at Aegion Corporation, a global technology/service provider maintaining, protecting and strengthening infrastructure, primarily pipelines, that is listed on the NASDAQ Global Select Market. Mr. Martin’s roles included Chief Financial Officer from 2007 to November 2017.

Michael G. Troyanovich
Mr. Troyanovich, 63, joined the Company in August 2011 as Assistant General Counsel. Mr. Troyanovich was appointed Secretary in December 2012, and General Counsel in June 2013.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following tables summarize the compensation for all of the Company's named executive officers as follows: (i) Mr. Reitz, President and Chief Executive Officer; (ii) Mr. Martin, Senior Vice President and Chief Financial Officer; and (iii) Mr. Troyanovich, Secretary and General Counsel.

2020 Summary Compensation Table
The 2020, 2019, and 2018 compensation for the Company's named executive officers was as follows:

Name and Principal Position	Year	Salary	Bonus	2020 Special Bonus (a)	Stock Awards (b)	All Other Compensation (c)	Total
Paul G. Reitz	2020	$900,000	$485,000	$1,500,000	$125,300	$34,567	$3,044,867
President and Chief Executive	2019	900,000	425,000	—	—	66,308	1,391,308
Officer	2018	900,000	975,000	—	742,350	51,697	2,669,047

David A. Martin	2020	$400,000	$225,000	$640,000	$89,500	$8,505	$1,363,005
SVP and Chief Financial Officer	2019	400,000	200,000	—	—	19,585	619,585
	2018	216,667	275,000	—	337,350	—	829,017

Michael G. Troyanovich	2020	$350,000	$120,000	$540,000	$80,550	$7,875	$1,098,425
Secretary & General	2019	350,000	110,000	—	—	17,662	477,662
Counsel	2018	350,000	175,000	—	318,150	30,608	873,758

(a)For 2020, the Compensation Committee provided an additional, discretionary, special cash bonus program to the named executive officers related to the sale of certain non-core assets. The pool established for the program was based on 4% of proceeds of non-core assets sales. The amounts distributed were to the named executive officers and certain management within the Company. The overall amount distributed was less than the pool established. Based on the Compensation Committee's review of the aggregate proceeds from the sale of the non-core assets (consisting of stock proceeds and real estate proceeds), the Company determined to award special cash bonuses to Messrs. Reitz, Martin and Troyanovich of $1,500,000, $640,000, and $540,000, respectively. These payouts were determined on a subjective basis by the Committee guided by Mr. Reitz’s recommendations.
(b)For 2020, represents the grant date fair market value of 2020 restricted stock awards computed in accordance with FASB ASC Topic 718. Fair market value is defined as the mean between the high and low stock prices on the date of the award. Excludes the effect of estimated forfeitures.
(c)All other compensation for 2020 is comprised of the following: Mr. Reitz, $27,667 for personal usage of Company aircraft and 401(k) match; Mr. Martin and Mr. Troyanovich, 401(k) match. The named executive officers are eligible to participate in the 401(k) plan offered to Titan's non-bargaining employees. Part of the amounts included in all other compensation for Mr. Reitz reflects personal aircraft usage received during 2020. The Company determined the expense associated with such personal aircraft usage in accordance with Item 402(c) of Regulation S-K, which requires such benefits to be valued on the basis of the aggregate incremental cost to the Company. To determine the incremental cost of personal use of corporate aircraft, the Company multiplies the number of hours of personal flight usage (including “deadhead” flights) by the hourly cost of fuel (Company annual average) and the hourly cost of engine maintenance (where such cost is based on hours of use), and then adds per flight fees such as landing, ramp and hangar fees, catering, contract pilot fees and other miscellaneous trip related expenses.

2020 Grants of Plan-Based Awards
The 2020 grants of plan-based awards under the incentive plan for the Company's named executive officers were as follows:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Mr. Reitz	03/25/2020	70,000	—	—	$125,300	(a)
Mr. Martin	03/25/2020	50,000	—	—	89,500	(a)
Mr. Troyanovich	03/25/2020	45,000	—	—	80,550	(a)

(a) Calculated based on the $1.79 average of the high and low price on the March 25, 2020 grant date for Mr. Reitz, Mr. Martin, and Mr. Troyanovich.

Outstanding Equity Awards at 2020 Fiscal Year-End
The table below shows the outstanding equity awards at December 31, 2020, for the named executive officers. These equity awards were granted under the Incentive Plan.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)
Mr. Reitz	20,000	$21.59	12/09/2021	—	—
	—	—	—	93,334	453,603

Mr. Martin	—	—	—	60,000	291,600

Mr. Troyanovich	2,500	$21.59	12/09/2021	—	—
	—	—	—	55,000	267,300

(a)Restricted stock vesting is as follows: Mr. Reitz, 23,333 shares on 3/25/21, 23,334 shares on 7/6/21, 23,333 shares on 3/25/22 and 23,334 shares on 3/25/23; Mr. Martin, 16,667 shares on 3/25/21, 10,000 shares on 6/14/21, 16,666 shares on 3/25/22 and 16,667 shares on 3/23/23; Mr. Troyanovich, 15,000 shares on 3/25/21, 10,000 shares on 7/6/21, 15,000 shares on 3/25/22 and 15,000 shares on 3/25/23.
(b)Market value calculated as of December 31, 2020, based on $4.86, the December 31, 2020 closing price of Titan's Common Stock multiplied by the number of unvested shares.

2020 Option Exercises and Stock Vested
The following table summarizes the shares of restricted stock that vested during the year ended December 31, 2020, for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Reitz	23,333	$32,783
Mr. Martin	10,000	16,400
Mr. Troyanovich	10,000	14,050

Potential Payments upon Termination or Change in Control
This section quantifies certain compensation that would have been payable under existing compensation plans and arrangements, including the employment agreements described in “Employment Agreements Providing Payments on a Change in Control” above, had a named executive officer’s employment terminated and/or a change in control occurred on December 31, 2020. Such calculations were made using each executive’s compensation as of December 31, 2020 and, where applicable, the $4.86 closing price of the Company’s Common Stock on December 31, 2020, the last trading day of the year. Since many factors (e.g., the time of year when the event occurs and the then-current price of Common Stock) could affect the nature and amount of benefits a named executive officer could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the tables below.

Termination in Connection with a Change in Control
In the event of a change in control, if a named executive officer’s employment is terminated (whether voluntarily or involuntarily) and, solely with respect to Mr. Martin, the termination occurs within six months of the change in control, such named executive officer would be entitled to the following (assuming such change in control and termination occurred effective December 31, 2020):

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$900,000	$400,000	$350,000
Bonus payment (b)	900,000	400,000	175,000
Group medical/dental (c)	21,792	21,792	21,792
Acceleration of restricted stock (d)	—	291,600	—
Total	$1,821,792	$1,113,392	$546,792

(a)Cash compensation amounts would be paid in a lump sum at time of termination.
(b)Bonus payment is based on the target bonus amount. for each named executive officer
(c)Calculated based on the family COBRA rate for 2020 (which is $1,816 per month) multiplied by the number of months left in the term.
(d)Market value calculated as of December 31, 2020, based on $4.86, the December 31, 2020 closing price of Titan's Common Stock multiplied by the number of unvested shares.

Retirement or Voluntary/Involuntary Termination of Employment
If a named executive officer’s employment is involuntarily terminated by the Company without cause or a named executive officer terminates employment for good reason, subject to such named executive officer’s execution and nonrevocation of a release of claims, each of the employment agreements provides that such named executive officer would be entitled to the following (assuming such termination occurred effective December 31, 2020):

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$900,000	$400,000	$350,000
Bonus payment (b)	900,000	400,000	175,000
Group medical/dental (c)	21,792	21,792	21,792
Acceleration of restricted stock (d)	—	291,600	—
Total	$1,821,792	$1,113,392	$546,792

(a)Cash compensation amounts would be paid in a lump sum at time of termination.
(b)Bonus payment is based on the target bonus amount for each named executive officer.
(c)Calculated based on the family COBRA rate for 2020 (which is $1,816 per month) multiplied by the number of months left in the term.
(d)Market value calculated as of December 31, 2020, based on $4.86, the December 31, 2020 closing price of Titan's Common Stock multiplied by the number of unvested shares.

Payments on Termination due to Death or Disability
If a named executive officer’s employment is terminated due to death, the employment agreements provides that such named executive officer would have been entitled to the following (assuming termination due to death occurred on December 31, 2020):

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$675,000	$200,000	$262,500
Group medical/dental (b)	21,792	21,792	21,792
Acceleration of restricted stock (c)	453,603	291,600	267,300
Total	$1,150,395	$513,392	$551,592

(a)Cash compensation amounts would be paid in a lump sum at time of termination.
(b)Calculated based on the family COBRA rate for 2020 (which is $1,816 per month) multiplied by the number of months left in the term.
(c)Pursuant to applicable restricted stock agreements, all shares of restricted stock vest on death. The value is calculated based on $4.86, the closing price per share of the Company's common stock on December 31, 2020.

If a named executive officer’s employment is terminated due to disability, each of the employment agreements provides that such named executive officer would have been entitled to the following (assuming termination due to disability occurred on December 31, 2020):

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$1,800,000	$800,000	$700,000
Group medical/dental (b)	43,584	32,688	43,584
Acceleration of restricted stock (c)	453,603	291,600	267,300
Total	$2,297,187	$1,124,288	$1,010,884

(a)Cash compensation amounts would be paid in monthly installments over a 24-month period. The above amounts assume no reduction for any payments under the Company's disability plans.
(b)Calculated based on the family COBRA rate for 2020 (which is $1,816 per month) multiplied by 24 months for Mr. Reitz and Mr. Troyanovich and 18 months for Mr. Martin.
(c)Pursuant to applicable restricted stock agreements, all shares of restricted stock vest on termination due to disability. The value is calculated based on $4.86, the closing price per share of the Company's stock on December 31, 2020.

Payments on Termination for Cause
In the event that the Company terminates a named executive officer’s employment for cause, as described under his employment agreement, such named executive officer would have been entitled to the following (assuming termination for cause occurred on December 31, 2020):

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$225,000	$—	$87,500
Group medical/dental (b)	10,896	—	10,896
Total	$235,896	$—	$98,396

(a)Cash compensation amounts would be paid in monthly installments over a six-month period.
(b)Calculated based on the family COBRA rate for 2020 (which is $1,816 per month) multiplied by six months.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the ratio of the annual total compensation of the median Titan employee and the annual total compensation of Mr. Paul G. Reitz, President and Chief Executive Officer, in each case, during 2020.
To identify the median employee, the Company used annual base salary (or comparable cash compensation) of each of its active employees (other than the CEO) employed as of December 31, 2020, as a consistently applied compensation measure, annualizing the base salary for employees hired after January 1, 2020. The salaries of Titan's non-U.S. employees were converted into U.S. dollars at the applicable December 31, 2020, exchange rate. Although permitted, the Company did not use the 5% de minimis exemption to exclude or eliminate any of its non-U.S. employees, nor were any material assumptions or estimates made, in the median employee determination. After identifying the median employee, the Company calculated the annual total compensation for that employee using the same methodology used for the CEO in the 2020 Summary Compensation Table. The median employee received annual total compensation of $35,184. The identified median employee was an employee at the Company's North American operations. Titan's CEO, who is located in the U.S., received annual total compensation of $3,044,867, which yields a 2020 pay ratio of approximately 87 to 1.

Because the rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exemptions, and to make reasonable estimates and assumptions, the pay ratio calculated by the Company may not be comparable to the pay ratio reported by other companies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, Richard M. Cashin Jr., Gary L. Cowger, Mark H. Rachesky, MD and Anthony L. Soave served on the Compensation Committee. None of the persons who served on the Compensation Committee during 2020 was an officer or employee of the Company during 2020, or at any time has been an officer of the Company or, except for Mr. Cashin, had any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. See “Certain Relationships and Related Party Transactions” below for information relating to the Shareholders’ Agreement relating to Voltyre-Prom among the Company, OEP (for which Mr. Cashin serves as President) and the Russian Direct Investment Fund (RDIF). In addition, none of the Company’s executive officers serves, or has served during the last completed year, as a member of the board of directors or compensation committee of any other entity that has or had one or more of its executive officers serving as a member of the Compensation Committee or the Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Titan's management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Members of the Compensation Committee:

Richard M. Cashin Jr., Chairman
Gary L. Cowger
Mark H. Rachesky, MD
Anthony L. Soave
Laura K. Thompson

CORPORATE GOVERNANCE

Independence
The Board of Directors has determined that six of the Company's eight directors meet the independence requirements for directors set forth in the NYSE listing standards. The independent directors are: Richard M. Cashin Jr., Gary L. Cowger, Max A. Guinn, Mark H. Rachesky, MD, Anthony L. Soave, and Laura K. Thompson. The directors who are not independent are Paul G. Reitz, the President and Chief Executive Officer, and Maurice M. Taylor Jr., the Chairman of the Board and the Company's former Chief Executive Officer. Each of the directors serving on any of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Nominating Committee meets the independence requirements for directors serving on such committees under the standards of the NYSE.

Meetings of Non-Employee Directors
The non-employee directors of the Board of Directors meet, without the presence of any director who is not independent, for regularly scheduled sessions and at various other times throughout the year if deemed necessary. When the non-employee directors of the Board of Directors or respective committees thereof meet in executive session without management, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted charters for each of its Audit, Compensation, Corporate Governance, and Nominating Committees (collectively, the Charters). The Charters are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, copies of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185.

Corporate Governance Policies and Code of Business Conduct
The Company's Corporate Governance Policies and Code of Business Conduct are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copies of the Corporate Governance Policies and Code of Business Conduct to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185.

Hedging Policy
The Company’s insider trading policy prohibits officers, directors and employees (each, a Covered Persons) from entering into any hedging transactions relating to Titan securities, such as purchases on margin, short sales, short-term trading (including any transaction, the effect of which would be to sell Titan stock purchased in the open market if the Covered Person holds the shares for less than six months), buying or selling put or call options, pledging Company stock and other hedging transactions.

Communication with the Board of Directors
Stockholders or other interested parties may communicate with the Board of Directors, or any individual member or members of the Board of Directors, by sending correspondence in writing to its or their attention as follows: c/o Corporate Secretary, Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185. Any written communication will be forwarded to the Board of Directors, or the specified member or members of the Board of Directors, for consideration.

Director Attendance at Annual Meetings
Pursuant to the Company’s Corporate Governance Policies, members of the Board of Directors are expected to attend the Company’s Annual Meetings of Stockholders, whenever possible. The Company’s directors typically attend such annual meetings, and, in that regard, all directors attended the Annual Meeting of Stockholders for 2020.

CORPORATE GOVERNANCE – INITIATIVES ON ESG

Titan is committed to be a positive force in the lives of our employees, customers and in the communities they work and live. Over the last several months, the Company has made significant progress on the environmental, social and governance (ESG) areas by creating and updating various policies, as well as preparing new forms of monitoring and disclosing data on our operations. The following are some of our most recent initiatives on ESG:

Environment – At all its facilities around the world, Titan strives to monitor and mitigate the impacts of its operation on the environment and to comply with all relevant regulations and legislation. The Company is committed to responsible sourcing and keeping its supply chain free of conflict minerals. In 2021, Titan is developing new environmental guidelines to outline our approach and strategy regarding energy consumption, carbon emissions and waste. Finally, divisions of our Company are working with customers to integrate environmental consideration in new product designs.

Social – In 2021, one of Titan’s priorities is to increase diversity in different levels of the Company. Governing documents have been updated to reinforce the commitment to expand the representation of women and minorities by making diversity a focus in the recruitment process. At the same time, Titan implemented a new enterprise-level policy on diversity and inclusion, which includes updated anti-discrimination and anti-harassment procedures. The Company is also adopting new policies on human rights, labor management and occupational health and safety.

Governance –Titan believes that its corporate governance policies are effective in aligning the Company’s strategies and goals with those of its stakeholders while fostering appropriate accountability. In 2021, the Board of Directors is enhancing its oversight of ESG practices by reviewing and approving a series of new policies, expansion of existing policies and governing documents, to help ensure Titan’s practices are aligned with industry standards and best serve its stakeholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Common Stock by each person who is known by the Company to own beneficially more than 5% of the Company's common stock. As of the Record Date, 61,621,745 shares of the Company common stock were issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent (d)
MHR Fund Management LLC and Mark H. Rachesky, MD 1345 Avenue of the Americas, 42nd Floor New York, NY 10105	8,271,118	(a)	13.5%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	5,485,795	(b)	8.9%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	4,030,540	(c)	6.6%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, Texas, 78746	3,415,924	(d)	5.6%

(a)    Based on information contained in a Schedule 13D/A filed with the SEC on February 25, 2019 (the MHR 13D) by MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC, MHR Holdings LLC and Mark H. Rachesky, M.D. (collectively, the ‘‘MHR Reporting Persons’’). The MHR Reporting Persons reported the following in the Schedule 13D/A: (i) MHR Institutional Partners III LP and MHR Institutional Advisors III LLC each has sole voting and dispositive power over 7,200,427 shares of Common Stock; and (ii) each of MHR Fund Management LLC and MHR Holdings LLC each has sole voting and dispositive power over 8,005,000 shares of Common Stock. Based on information contained in the MHR 13D and a Form 4 filed on June 17, 2020 (the MHR Form 4), Dr. Rachesky has sole voting and dispositive power over 8,271,118 shares of Common Stock, which includes (A) all shares of Common Stock reported by the other MHR Reporting Persons by virtue of Dr. Rachesky’s position as the managing member of the other MHR Reporting Persons, (B) an aggregate of 99,000 unissued shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 31, 2019 and held directly by Dr. Rachesky and (C) 105,263 of restricted stock units which vests on June 15, 2021.
(b)    Based on information contained in a Schedule 13G/A related to BlackRock Inc. filed with the SEC on February 1, 2021. As reported in the Schedule 13G/A, BlackRock Inc. has sole voting and dispositive power with respect to 5,485,795 shares of Common Stock.
(c)    The ownership percentages set forth in this column are based on the assumption that each of the beneficial owners continued to own the same number of shares reflected in the table above on the Record Date.
(d)    Based on information contained in a Schedule 13G/A related to Dimensional Fund Advisors LP filed with the SEC on February 12, 2021. As reported in the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 3,264,784 shares of Common Stock and sole dispositive power with respect to 3,415,924 shares of Common Stock. The Schedule 13G/A further reports that (i) Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”); (ii) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds; (iii) in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds; however, all securities reported in the Schedule 13G/A are owned by the Funds; and (iv) Dimensional disclaims beneficial ownership of such securities.

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of the Record Date by (i) each director and nominee for director, (ii) each of the named executive officers, and (iii) all directors and executive officers as a group. The business address of each of the persons listed in the following table, except Dr. Rachesky, is c/o Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185. The business address of Dr. Rachesky is c/o MHR Fund Management LLC, 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105.

	Shares Beneficially Owned
Name	Number	(a)	Percent
Mark H. Rachesky, MD	8,271,118	(b)	13.5%
Anthony L. Soave	1,228,493	(c)	2.0%
Maurice M. Taylor Jr.	1,051,071	(d)	1.7%
Richard M. Cashin Jr.	733,999		1.2%
Paul G. Reitz	209,109		*
Max A. Guinn	177,118		*
Gary L. Cowger	157,318		*
Michael G. Troyanovich	128,785		*
David A. Martin	100,000		*
Anthony Eheli	—		*
All executive officers & directors as a group (10 persons)	12,057,011		18.4%
___________________________ *Less than one percent.
(a)    Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated and includes unissued shares subject to options exercisable within 60 days after the Record Date, as follows: Dr. Rachesky, 99,000 shares; Mr. Soave, 145,000 shares, Mr. Cashin, 145,000 shares; Mr. Taylor, 49,200; Mr. Reitz, 20,000 shares; Mr. Troyanovich, 2,500 shares; all named executive officers and directors as a group, 464,986 shares.
(b)    Based on information contained in the MHR 13D and the MHR Form 4.
(c)    Includes 5,000 shares of Common Stock beneficially owned by Brambleton Investments LLC, which is managed by a management company owned by Mr. Soave. Mr. Soave disclaims beneficial ownership of such securities in excess of his pecuniary interest.

(d)    Includes 659,369 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power. Also includes 391,702 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

The following table provides information about shares of Titan Common Stock authorized for issuance under Titan’s equity compensation plans, as of December 31, 2020:

Equity Compensation Plan Information

	(i) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(ii) Weighted-average exercise price of outstanding options, warrants and rights	(iii) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (i))
Equity compensation plans approved by security holders	660,700	(a)	$16.97	502,985
Equity compensation plans not approved by security holders	—		—	—
Total	660,700		$16.97	502,985

(a)Amount includes outstanding stock options under the Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee has established procedures for the approval of all related party transactions involving executive officers and directors. The Audit Committee reviews information pertaining to related party transactions, if any, that are provided to the Audit Committee, including disclosures in the director and officer questionnaires solicited by the Company on an annual basis. Quarterly, the Company’s Chief Financial Officer presents any related party transactions or series of transactions expected to exceed a certain amount to the Audit Committee for review and approval. The Audit Committee's review process includes the Audit Committee’s review of the underlying related party transaction documentation and the Audit Committee obtaining information regarding the business reasons for the transaction.

The Company sells products and pays commissions to companies controlled by persons related to the Chairman of the Company, Mr. Maurice Taylor.  The related party is Mr. Fred Taylor, who is Mr. Maurice Taylor’s brother.  The companies that Mr. Fred Taylor is associated with that do business with Titan include the following:  Blacksmith OTR, LLC; F.B.T. Enterprises; Green Carbon, Inc.; Silverstone, Inc.; and OTR Wheel Engineering, Inc.  During 2020, sales of Titan product to these companies were approximately $0.7 million.  Titan had no trade receivables due from these companies at December 31, 2020.  On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $1.3 million during 2020.

In July 2013, the Company entered into a Shareholders’ Agreement with OEP and RDIF to acquire Voltyre-Prom. Mr. Richard M. Cashin Jr., a director of the Company, is the President of OEP, which owned 21.4% of the joint venture at June 30, 2019.  The Shareholders’ Agreement contained a settlement put option that potentially required the Company to purchase equity interests in the joint venture from OEP and RDIF at a value set by the agreement. On January 8, 2019, the Company received notification of exercise of the put option from OEP. During the second quarter of 2019, the Company made a payment to OEP in the amount of $16 million, representing the majority of the interest on the amount due to OEP with respect to the put option. On July 30, 2019, Titan Luxembourg S.à r.l. (the Titan Purchaser), a subsidiary of the Company, entered into a sale purchase agreement (the OEP Agreement) with subsidiaries of OEP, relating to the settlement put option under the Shareholders’ Agreement that was exercised by OEP. Pursuant to the terms of the OEP Agreement, on July 31, 2019, the Titan Purchaser paid to OEP $30.7 million in cash, which, together with the Titan Purchaser’s prior payment to OEP of $16 million during the second quarter of 2019, were made in full satisfaction of the settlement put option exercised by OEP under the Shareholders’ Agreement. Immediately following the closing, OEP ceased to have any ownership interests in, and the Titan Purchaser and RDIF owned 64.3% and 35.7%, respectively, of, Voltyre-Prom.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2020, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Mr. Taylor filed one late Form 4 in April 2021 that reported one previous purchase of shares that was not reported on a timely basis, plus (A) one update to his holdings to reflect shares previously acquired in exempt benefit plan transactions but not previously reported, and (B) another update to his holdings to reflect certain other shares determined to have been previously acquired but not previously reported based on a reconciliation of Mr. Taylor’s ownership records.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2022 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than December 31, 2021, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting of Stockholders.

To be considered for presentation at the 2022 Annual Meeting, but not for inclusion in the Company’s proxy statement and form of proxy for that meeting, pursuant to Rule 14a-4(c)(1) under the Exchange Act, proposals must be received by March 11, 2022; provided, however, that in the event that the date of the 2022 Annual Meeting is changed by more than 30 days from the anniversary of this year’s meeting date, such a proposal must be received a reasonable time before the Company sends its proxy materials. Failure to notify the Company by that date would allow the Company’s proxy holders to use their discretionary voting authority (to vote for or against the proposal) when the proposal is raised at the 2022 Annual Meeting without any discussion of the matter being included in the Company’s proxy statement.

Any such proposals (regardless of whether such proposal is submitted for inclusion in the Company’s proxy materials) must comply in all respects with the rules and regulations of the SEC relating to stockholder proposals as well as the Company’s certificate of incorporation and bylaws, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the applicable deadline by Certified Mail-Return Receipt Requested.

Stockholders' proposals should be sent to: Michael G. Troyanovich, Secretary and General Counsel of Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Titan has adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, Titan is delivering only one copy of the Notice of Internet Availability of Proxy Materials and, if applicable, only one copy of the Company's 2020 Annual Report to Stockholders, including its Form 10-K, for the year ended December 31, 2020, and this Proxy Statement to multiple stockholders sharing the same address, unless Titan has received contrary instructions from an affected stockholder. Stockholders that request to receive printed proxy materials and participate in householding will continue to receive separate proxy cards.

Stockholders sharing an address may contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 if they now receive (i) multiple printed copies of the Notice of Internet Availability of Proxy Materials or, if applicable, Titan’s Annual Report to stockholders, including its Form 10-K, and the Proxy Statement and wish to receive only one copy of these materials in the future or (ii) a single printed copy of the Notice of Internet Availability of Proxy Materials or, if applicable, Titan’s Annual Report to stockholders, including its Form 10-K, and the Proxy Statement and wish to receive separate copies of these materials in the future.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers, or regular employees of the Company, without additional compensation. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
West Chicago, Illinois	Michael G. Troyanovich
April 30, 2021	Secretary and General Counsel

APPENDIX A

ADDITIONAL INFORMATION REGARDING PROPOSAL #4

Why We Believe You Should Vote for this Proposal

The Plan authorizes the Compensation Committee to provide equity-based compensation for the purpose of providing our non-employee directors and the officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for service and/or performance. We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Plan is critical to achieving this success. If the Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation.

The following is our view of the overhang and dilution associated with the Predecessor Plan and the potential dilution associated with the Plan. This information is as of April 13, 2021. As of that date, there were approximately 61,621,745 shares of Common Stock outstanding:

		% of Shares of Common Stock Outstanding
Common Stock subject to outstanding stock options (weighted average exercise price of $16.96 and weighted average remaining term of 3.27 years)	659,600 shares	1.0%
Common Stock subject to outstanding full-value awards (time-based restricted stock units (“RSUs”) and restricted stock)	1,313,395 shares	2.1%
Common Stock available under Predecessor Plan (no further grants will be made under the Predecessor Plan upon the effective date of the Plan, so we view the remaining shares under the Predecessor Plan as “rolling into” the new Plan based on the design of the new Plan)	188,673 shares	0.5%
Proposed additional Common Stock under Plan	4,000,000 shares	6.5%

Based on the closing price on the New York Stock Exchange for our shares of Common Stock on April 13, 2021 of $10.22 per share, the aggregate market value of the new 4,000,000 shares of Common Stock requested under the Plan was $40,880,000. Further, in 2018, 2019 and 2020, we granted awards under the Predecessor Plan covering 456,500 shares, 355,201 shares, and 1,026,946 shares, respectively. Based on our basic weighted average shares of Common Stock outstanding for those fiscal years of 59,820,000, 60,100,000, and 60,818,000, respectively, for the three-fiscal-year period 2018-2020, our average burn rate, not taking into account forfeitures, was approximately 1.01% (our individual years’ burn rates were 0.76% for fiscal 2018, 0.59% for fiscal 2019 and 1.69% for 2020).

We determined the number of shares to request for approval under the Plan based on factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating the Plan. If the Plan is approved, we intend to utilize the shares authorized under the Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Plan will last for about five to seven years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the Plan to determine the number and amount of awards to be granted under the Plan, subject to the terms of the Plan, and future benefits that may be received by participants under the Plan are not fully determinable at this time.

New Plan Benefits

In general, it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Plan because the grant and actual settlement of awards under the Plan are subject to the discretion of the plan administrator. However, the Company expects that certain performance-based RSUs will be granted under the Plan after the 2021 Annual Meeting if the Plan is approved by the Company’s stockholders. The following table provides information about these anticipated grants:

Titan International, Inc. Equity and Incentive Compensation Plan

Name and Position	Dollar Value ($)
Paul G. Reitz, President and Chief Executive Officer	$2,000,000
David A. Martin, SVP and Chief Financial Officer	500,000
Michael G. Troyanovich, Secretary & General Counsel	350,000
Executive Group (1)	2,850,000
Non-Executive Director Group (2)	N/A
Non-Executive Officer Employee Group (3)	N/A

(1) Consists of all current executive officers as a group (this amount is duplicative of the individual amounts provided for Messrs. Reitz, Martin and Troyanovich).
(2) Consists of all current directors who are not executive officers.
(3) Consists of all employees, including all current officers who are not executive officers, as a group.

The dollar amounts in the table above represents the target value of the long-term incentive awards that are currently anticipated to be granted to each of Messrs. Reitz, Martin and Troyanovich in the event that the Plan is approved by the Company’s stockholders. The number of shares subject to such awards will be finalized at the time of such grants.

Summary of Material Terms of the Plan

Reasonable Plan Limits. Generally, equity awards under the Plan (stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, performance shares or performance units, other share-based awards, or dividend equivalents) are limited to 4,000,000 shares of Common Stock plus the total number of shares of Common Stock remaining available for awards under the Predecessor Plan as of the effective date of the Plan, plus the number of shares of Common Stock that are added (or added back, as applicable) to the aggregate number of shares available under the Plan, all pursuant to the share counting rules of the Plan. The aggregate number of shares of Common Stock actually issued or transferred upon the exercise of Incentive Stock Options (as described below) will in general not exceed 4,000,000 shares. The Company may also grant certain cash awards under the Plan. The Plan provides that in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $400,000.

Share Recycling Provisions. In general, where Plan awards are canceled or forfeited, expire, are settled for cash, or are unearned, the applicable Common Stock will again be available under the Plan. Additionally, after the effective date of the Plan, if Predecessor Plan awards are cancelled or forfeited, expire, are settled in cash, or are unearned, the applicable Common Stock will become available under the Plan. The following share recycling rules will generally apply under the Plan: (1) Common Stock used for a stock option exercise price will be added back to the Plan share pool; (2) Common Stock used for tax withholding on Plan awards or Predecessor Plan awards will be added back to the Plan share pool (subject to a particular 10-year limit as described in the Plan); (3) all Common Stock subject to a share-settled SAR will continue to count against the Plan share pool; (4) no Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options will be added to the Plan share pool; and (5) if a participant elects to give up the right to receive compensation in exchange for Common Stock based on fair market value, the Common Stock will not count against the Plan share pool. The Plan share pool will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the Plan..

Administration. The Plan will generally be administered by the Compensation Committee (or its successor), or the Board in certain circumstances. The Committee may from time to time delegate all or any part of its authority under the Plan to a subcommittee, or as otherwise described in the Plan (including certain authority to certain officers). The Committee is authorized to take appropriate action under the Plan subject to the express limitations contained in the Plan.

Eligibility. Any person who is selected by the Committee to receive benefits under the Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee, and non-employee directors of the Company, may also be selected by the Committee to participate in the Plan. As of April 13, 2021, the Company and its subsidiaries had approximately 6,800 employees and the Company had seven non-employee directors that would be eligible to participate in the Plan. Although consultants of the Company and its subsidiaries are also eligible to participate in the Plan, we have not granted equity awards to consultants in recent years and, due to the temporary status of such service providers, do not have a current estimate of how many such consultants may be eligible in the future to participate in the Plan. We do not currently expect to make material grants of awards under the Plan to consultants. The basis for participation in the Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion..

Stock Options. A stock option (either an “incentive stock option” intended to qualify for specific tax treatment under certain provisions of the Internal Revenue Code (the “Code”) or a non-qualified stock option not intended to so qualify) is a right to purchase shares of Common Stock upon exercise of the stock option. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. As described in the Plan, in general, stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant, and a term of no more than 10 years. Stock option award agreements will specify other terms of the stock options. Stock options will specify whether the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of shares; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement in which the Company will withhold shares; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee.

SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of our shares of Common Stock on the date of exercise. SARs may be paid in cash and/or in Common Stock. As described in the Plan, in general, SARs must have a base price per share that is not less than the fair market value of a share of Common Stock on the date of grant, and a term of no more than 10 years. SAR award agreements will specify other terms of the SARs.

Restricted Stock. Restricted stock involves an immediate transfer of Common Stock ownership to the participant in consideration of the performance of services, entitling such participant to dividend (also restricted), voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee. Restricted stock award agreements will specify other terms of the restricted stock.

RSUs. RSUs are rights to receive Common Stock and/or cash in consideration of the performance of services, but subject to the fulfillment of conditions during the restriction period as the Committee may specify. RSU award agreements will specify other terms of the RSUs. During the restriction period applicable to RSUs, the participant will have no right to transfer any shares under the award and will have no voting rights or other rights of ownership in the shares of Common Stock deliverable upon payment of the RSUs.

Performance Shares, Performance Units and Cash Incentive Awards. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Award agreements for cash incentive awards, performance shares and performance units will specify other terms of such awards. Each grant will specify management objectives regarding the earning of the award.

Other Awards. Subject to applicable law and applicable share limits under the Plan, the Committee may grant to any participant shares of Common Stock or such other awards (“Other Awards”) that may be denominated or payable in or otherwise relate to Common Stock, as described in the Plan. The terms and conditions of Other Awards will be determined by the Committee and included in the applicable award agreement. The Committee may grant cash awards, as an element of or supplement to any other awards granted under the Plan.

Dividends and Dividend Equivalents. Dividends and dividend equivalents on Plan awards will be deferred until, and paid contingent upon, the vesting or earning of such awards. The Plan does not allow for dividends or dividend equivalents on stock options or SARs.

Change in Control. The Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an award agreement, a change in control will be deemed to have occurred upon the occurrence (after the effective date of the Plan) of any of the following events (subject to certain exceptions and limitations and as further described in the Plan):

1)the consummation of any merger or consolidation with respect to which the Company or any corporation that is a parent to the Company (“Parent Corporation”) is a constituent corporation (other than a transaction for the purpose of changing the Company’s corporate domicile), any liquidation or dissolution of the Company or any sale of all or substantially all of the Company’s assets;

2)a change in the identity of a majority of the members of the Board within any 12-month period, which change or changes are not recommended by the incumbent Directors immediately prior to any such change or changes; or

3)if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or group of persons acting in concert, other than the Company, a Parent Corporation, a subsidiary or an employee benefit plan or employee benefit plan trust maintained by the Company, a Parent Corporation or a subsidiary, becomes the “beneficial owner” (as such term is defined under the Exchange Act, except that a person also shall be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote in the election of Directors.

Management Objectives. The Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the performance objective(s) established pursuant to the Plan for applicable awards. Certain adjustments to management objectives or actual performance results may be made as described in the Plan.

Transferability of Awards. Except as otherwise provided by the Committee, and subject to the terms of the Plan with respect to Section 409A of the Code, no awards or dividend equivalents will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value.

Adjustments; Corporate Transactions. The Committee will make or provide for such adjustments described in the Plan to outstanding awards and their terms as the Committee in its sole discretion, exercised in good faith, determines is equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from certain capitalization or other corporate transactions described in the Plan. In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the number of shares of Common Stock available under the Plan and the share limits of the Plan as the Committee, in its sole discretion, exercised in good faith, determines is appropriate to reflect such transaction or event (subject to certain tax-based limitations described in the Plan).

No Repricing Without Stockholder Approval. Outside of certain corporate transactions or adjustment events described in the Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without stockholder approval under the Plan.

Detrimental Activity and Recapture. Any award agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time.

Withholding. To the extent the Company is required to withhold taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Such arrangements, in the discretion of the Committee, may include relinquishment of a portion of the benefit, and are expected to be described further in the applicable award agreements. Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to the Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee.

Amendment and Termination of the Plan. The Board of Directors generally may amend the Plan from time to time in whole or in part, subject to stockholder approval in certain circumstances as described in the Plan or under applicable law or stock exchange rules. Subject to the Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively, subject in certain instances to participant consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Plan, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Plan or waive any other limitation or requirement under any such award. The Board of Directors may, in its discretion, terminate the Plan at any time. No grant will be made under the Plan on or after the tenth anniversary of the effective date of the Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Plan.

Allowances for Conversion Awards and Assumed Plans. Shares of Common Stock issued or transferred under awards granted under the Plan in substitution for or conversion of, or in connection with an assumption of share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Plan limits described above (and do not need to comply with all terms of the Plan). Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Plan, under circumstances further described in the Plan, but will not count against the aggregate share limit or other Plan limits described above.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

RSUs, Performance Shares, Performance Units and Cash-Based Awards. No income generally will be recognized upon the grant of RSUs, performance shares, performance units or cash-based awards. Upon payment in respect of such awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received (reduced by any amount paid by the recipient).

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the restricted stock is no longer subject to a substantial risk of forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares over any purchase price.

Nonqualified Stock Options and SARs. In general:

•no income will be recognized by an awardee at the time a non-qualified stock option or SAR is granted; and

•at the time of exercise of a non-qualified stock option or SAR, ordinary income will be recognized by the awardee in an amount equal to, in the case of a non-qualified stock option, the difference between the option price paid for the shares and the fair market value of the unrestricted shares on the date of exercise, or, in the case of a SAR, the amount of cash received and the fair market value of any unrestricted shares received.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Plan by our stockholders.

APPENDIX B

TITAN INTERNATIONAL, INC.
EQUITY AND INCENTIVE COMPENSATION PLAN

1.Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c) “Board” means the Board of Directors of the Company.
(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g) “Committee” means the Compensation Committee of the Board (or its successor), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h) “Common Stock” means the common stock, $0.0001 par value per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i) “Company” means Titan International, Inc., a Delaware corporation, and its successors.

(j) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k) “Director” means a member of the Board.

(l) “Effective Date” means the date this Plan is approved by the Stockholders.

(m) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
(p) “Management Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(q) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Stock is listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(r) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(s) “Option Price” means the purchase price payable on exercise of an Option Right.
(t) “Option Right” means the right to purchase Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.
(u) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).
(v) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(w) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.
(x) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(y) “Plan” means this Titan International, Inc. Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.
(z) “Predecessor Plan” means the Titan International, Inc. 2005 Equity Incentive Plan, including as amended or amended and restated from time to time.
(aa) “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.
(bb) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.
(cc) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(dd) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(ee) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.
(ff) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(gg) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.
3. Shares Available Under this Plan.

a. Maximum Shares Available Under this Plan.
i.Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 4,000,000 shares of Common Stock, plus (y) the total number of shares of Common Stock remaining available for awards under the Predecessor Plan as of the Effective Date, plus (z) the shares of Common Stock that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of shares of Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

ii. Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.
b. Share Counting Rules.
i.Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.
ii. If, after the Effective Date, any shares of Common Stock subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.
iii. Notwithstanding anything to the contrary contained in this Plan: (A) Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right shall be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards granted under the Plan or the Predecessor Plan will be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan (provided, however, that such recycling of Common Stock for tax withholding purposes will be limited to 10 years from the date of Stockholder approval of the Plan if such recycling involves Common Stock that has actually been issued by the Company); (C) shares of Common Stock subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.
iv. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.
(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 4,000,000 shares of Common Stock.
(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $400,000.
4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.

(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(f) Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.
(ii) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(iii) Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.
(iv) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(v) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
(c) Also, regarding Appreciation Rights:
(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and
(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.
6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.
(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(g) Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.
(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.
(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.
(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.
(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.
(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.
(f) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9. Other Awards.
(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.
(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c) The Committee may authorize the grant of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying awards granted under this Section 9 shall be deferred until, and paid contingent upon, the earning and vesting of such awards.
(e) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
(f) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
10. Administration of this Plan

(a) This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee, in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
(a) the consummation of any merger or consolidation with respect to which the Company or any corporation that is a parent to the Company (“Parent Corporation”) is a constituent corporation (other than a transaction for the purpose of changing the Company’s corporate domicile), any liquidation or dissolution of the Company or any sale of all or substantially all of the Company’s assets;

(b) a change in the identity of a majority of the members of the Board within any 12-month period, which change or changes are not recommended by the incumbent Directors immediately prior to any such change or changes; or

(c) if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or group of persons acting in concert, other than the Company, a Parent Corporation, a Subsidiary or an employee benefit plan or employee benefit plan trust maintained by the Company, a Parent Corporation or a Subsidiary, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act, except that a person also shall be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote in the election of Directors.
13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.

14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15. Transferability.
(a) Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.
16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the Common Stock delivered or required to be delivered to the Participant, Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other Common Stock held by such Participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.
(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18. Amendments.
(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.
(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.
(c) If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for shares of Common Stock under such awards to be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21. Miscellaneous Provisions.
(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company,

contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f) No Participant will have any rights as a Stockholder with respect to any Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.
(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
22. Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185
www.titan-intl.com

TITAN INTERNATIONAL, INC.
ATTN: TODD SHOOT
2701 SPRUCE STREET
QUINCY, IL 62301

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TWI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D54260-P51705 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TITAN INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR all of the nominees listed in proposal 1 and FOR each of proposals 2, 3 and 4.

For All | **Withhold All** | **For All Except**

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. To elect the following directors to serve for one-year terms and until their successors are elected and qualified:

Nominees:

01) Richard M. Cashin, Jr.
02) Gary L. Cowger
03) Max A. Guinn
04) Mark H. Rachesky, M.D.
05) Paul G. Reitz
06) Anthony L. Soave
07) Maurice M. Taylor, Jr.
08) Laura K. Thompson

The Board of Directors recommends you vote FOR proposals 2, 3 and 4. **For Against Abstain**

3. To approve, in a non-binding advisory vote, the 2020 compensation paid to the Company's named executive officers.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2021 Annual Meeting will be held solely by means of remote communication (i.e., a virtual-only meeting).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Internet Availability of Proxy Materials, Proxy Statement and Annual Report are available at www.proxyvote.com

D54261-P51705

TITAN INTERNATIONAL, INC.
The Proxy is Solicited by the Board of Directors
for the Virtual Annual Meeting of Stockholders
to be held on Thursday, June 10, 2021 at 10:00 A.M. Central Daylight Time

The undersigned hereby constitutes and appoints Maurice M. Taylor, Jr. and Michael G. Troyanovich, and either of them acting in the absence of the other, as attorneys with full power of substitution, with the powers the undersigned would possess if personally present, and authorizes them to represent and to vote, as designated and in accordance with their judgment upon any other matters properly presented at the Annual Meeting, all shares of Common Stock in TITAN INTERNATIONAL, INC., held of record by the undersigned at the close of business on April 13, 2021, at the Annual Meeting of Stockholders to be held on Thursday, June 10, 2021 and at any adjournments or postponements thereof and on all matters properly coming before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2021, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournments or postponments thereof.

This proxy will be voted as directed, if no direction is indicated, this proxy will be voted FOR the nominees listed in proposal 1 and FOR each of proposals 2, 3 and 4. The persons designated as proxies will vote in their discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side